UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

Greenfield Online, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

(2)	Aggregate number of securities to which transaction applies:

26,336,754 outstanding shares of Common Stock as of July 15, 2008;
2,947,081 shares of Common Stock underlying outstanding options to acquire shares of Common Stock having an exercise price of less than $15.50 outstanding as of July 15, 2008

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was computed pursuant to Exchange Act Rule 0-11(c) and is equal to $39.30 per million dollars of the aggregate merger consideration of $426,622,986. The aggregate merger consideration is calculated as the sum of (a) 26,336,754 shares of Common Stock multiplied by the merger consideration of $15.50 per share of Common Stock, plus (b) 2,947,081 in-the-money stock options to purchase Common Stock multiplied by approximately $6.24 per share, which is the excess of $15.50 over the weighted average exercise price per share of such options.

(4)	Proposed maximum aggregate value of transaction:

$426,622,986

(5)	Total fee paid:

$16,766

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

21 River Road
Wilton, CT 06897

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of Greenfield Online, Inc. to be held on [ • ], 2008, at [ • AM], Eastern Time, at [ • ]. The board of directors has fixed the close of business on [ • ], 2008, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment or postponement thereof.

On June 15, 2008, we entered into an Agreement and Plan of Merger, as it may be amended from time to time, referred to as the merger agreement, with QGF Acquisition Company Inc., referred to as Parent, and QGF Merger Sub Inc., a wholly owned subsidiary of QGF Acquisition Company Inc., referred to as Merger Sub. The merger agreement provides that Merger Sub will merge with and into Greenfield, with Greenfield surviving as a wholly owned subsidiary of Parent. Parent and Merger Sub are controlled by investment funds affiliated with Quadrangle Group LLC. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $15.50 in cash, without interest and less any applicable withholding taxes, for each share of Greenfield common stock you own, unless you have properly exercised your appraisal rights. On June 13, 2008, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $13.28 per share.

YOUR VOTE IS VERY IMPORTANT.  We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. If you fail to vote on the proposal to adopt the merger agreement, the effect will be the same as a vote against the proposal. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by telephone, on the internet, or by mail with a proxy card, in each case in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your Greenfield shares in person if you subsequently choose to attend the special meeting. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

Our board of directors has unanimously determined that the merger agreement is advisable, fair to and in the best interests of Greenfield and its stockholders and has therefore unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. After you have reviewed the enclosed materials, please vote as soon as possible.

Sincerely,

Albert Angrisani
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ • ], 2008 and will first be made available to Greenfield stockholders on or about [ • ], 2008.

21 River Road
Wilton, CT 06897

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ • ], 2008

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Greenfield Online, Inc. will be held on [ • ], 2008, at [ • AM] Eastern Time, at [ • ]. The purpose of the meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2008, as it may be amended from time to time, which we refer to as the merger agreement, by and between Greenfield Online, Inc., which we refer to as Greenfield or the Company, QGF Acquisition Company Inc., which we refer to as Parent, and QGF Merger Sub Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, pursuant to which Greenfield will become a wholly owned subsidiary of Parent;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Greenfield and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. No other business is presently scheduled to come before the special meeting.

Only stockholders who held shares of record as of the close of business on the record date, [ • ], 2008, are entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or, in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions as soon as possible. You can vote your shares prior to the special meeting by telephone, on the internet, or by mail with a proxy card, in each case, in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

A list of stockholders entitled to vote at the special meeting will be available for examination, for any purpose relevant to the special meeting, at our main offices located at 21 River Road, Wilton, CT 06897, during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

Your vote is very important, regardless of the number of shares of Greenfield common stock you own.  The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares present in person at the special meeting or represented by proxy and entitled to vote thereon.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. If you fail to return your proxy card, your shares of Greenfield common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the adoption of the merger agreement.

Not returning your proxy will have the same effect as an abstention on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

You may revoke a proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Greenfield Online, Inc., 21 River Road, Wilton, CT 06897, Attention: Corporate Secretary, prior to the closing of the polls for the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or on the internet, you may be able to change your vote by voting again by telephone or the internet.

By Order of the Board of Directors

Jonathan A. Flatow
Corporate Secretary

Wilton, Connecticut
          , 2008

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement about the proposed merger of QGF Merger Sub Inc. into Greenfield Online, Inc., which we refer to as the merger, pursuant to the Agreement and Plan of Merger dated as of June 15, 2008, among Greenfield Online, Inc., QGF Acquisition Company Inc. and QGF Merger Sub Inc., as it may be amended from time to time, which we refer to as the merger agreement. This summary may not contain all of the information that is important to you as a Greenfield stockholder. Accordingly, we encourage you to read carefully this entire proxy statement, including the annexes, and the other documents to which we refer you. We have included section references to direct you to a more complete description of the topics contained in this summary.

Unless we otherwise indicate or unless the context requires otherwise: all references in this document to the “Company,” “we,” “our,” “us” and “Greenfield” refer to Greenfield Online, Inc. and its subsidiaries; all references to “Parent” refer to QGF Acquisition Company Inc.; and all references to “Merger Sub” refer to QGF Merger Sub Inc., a wholly owned subsidiary of Parent.

•  The Companies Involved in the Merger (page 9)

Greenfield Online, Inc. is a Delaware corporation. Greenfield collects consumer attitudes about products and services, enabling consumers to reach informed purchasing decisions about products and services they want to buy and helping companies to better understand their consumers in order to formulate effective marketing strategies.

QGF Acquisition Company Inc. is a Delaware corporation formed solely for the purpose of effecting the merger and the transactions contemplated by the merger agreement. Parent has not engaged in any business except in furtherance of this purpose and activities incidental to its formation. Parent is currently owned by investment funds affiliated with Quadrangle Group LLC (which, together with its affiliates, we refer to as Quadrangle).

QGF Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the merger and the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except in furtherance of this purpose and activities incidental to its formation.

•  The Merger (page 13)

If the merger is completed, Merger Sub will be merged with and into Greenfield, and Greenfield will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Parent. As a result of the merger, you will no longer have an ownership interest in Greenfield, and your shares of Greenfield common stock will be converted into the right to receive the merger consideration.

•  Merger Consideration (page 36)

In the merger, you will receive $15.50 in cash for each share of Greenfield common stock you hold immediately prior to the merger, unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

•  Rights of Option Holders (page 37)

If the merger is completed, each outstanding option to purchase shares of Greenfield common stock, including any options held by Greenfield directors and executive officers, whether or not vested, will fully vest immediately prior to the effective time. At the effective time, except as otherwise agreed by a holder and Parent, each outstanding stock option will be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (a) the number of shares of Greenfield common stock subject to the option times (b) the excess, if any, of $15.50 over the per share exercise price of the option.

•  Conditions to the Completion of the Merger (page 45)

The completion of the merger depends on a number of conditions being satisfied or waived, including adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; achievement by Greenfield of a minimum EBITDA amount for a specified trailing twelve-month period; and receipt of regulatory approvals for the merger.

We currently expect to complete the merger shortly after adoption of the merger agreement at the special meeting, but we cannot be certain when or if the conditions will be satisfied or waived.

•  Termination of the Merger Agreement (page 46)

The merger agreement may be terminated in certain circumstances by Greenfield or Parent. If the merger agreement is terminated under certain circumstances, we will have to pay a termination fee of $10 million unless such termination is in connection with a superior proposal submitted by an excluded party, in which case the Company must pay a fee of $5 million to Parent. In certain other circumstances, the merger agreement provides for Parent to pay the Company a fee of $12.5 million upon termination of the merger agreement. If the merger agreement is terminated under certain circumstances, Parent may also be entitled to reimbursement of certain expenses which it incurred up to a maximum of $3.5 million.

•  Board of Directors’ Recommendation (page 19)

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Greenfield and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. No other business is presently scheduled to come before the special meeting.

•  Opinion of Our Financial Advisor (page 21)

In connection with the merger, Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, our financial advisor, delivered to our board of directors an oral opinion, which was subsequently confirmed in writing that, as of the date of the opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration to be received by holders of Greenfield common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion, dated June 15, 2008, of Deutsche Bank, which describes, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Greenfield common stock are encouraged to read the opinion carefully and in its entirety. Deutsche Bank provided its opinion to our board of directors to assist the board of directors in its evaluation of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger.

•  Interests of Greenfield’s Directors and Executive Officers in the Merger (page 30)

Some of the directors and executive officers of Greenfield may have interests in the merger that are different from, or are in addition to, the interests of Greenfield’s stockholders generally. These interests may include rights of executive officers under employment or severance agreements with Greenfield, rights under stock-based benefit programs and stock-based awards of Greenfield common stock, and rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. The Greenfield board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. Assuming that the effective time occurs on October 1, 2008, at the effective time, the directors and executive officers will vest in respect of 208,750 stock options having an exercise price of less than $15.50 per share in the aggregate.

•  Material U.S. Federal Income Tax Consequences (page 26)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local or foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder (as defined herein) of shares of our common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

•  Appraisal Rights (page 32)

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, in the event the merger is completed and you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the DGCL (including making a written demand for appraisal in compliance with the DGCL before the vote on the proposal to adopt the merger agreement at the special meeting), you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, with interest, in lieu of the merger consideration. The fair value of your shares of Greenfield common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to stockholders in the merger. Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read Annex C carefully and in its entirety. Failure to follow all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights.

•  Regulatory and Other Governmental Approvals (page 28)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. We and Parent filed our respective Notification and Report Forms with the Antitrust Division and the Federal Trade Commission on June 27, 2008; on July 7, 2008, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

•  Financing (page 28)

The payments required to be made by Parent and Merger Sub to complete the merger and the related transactions are expected to be funded by a combination of equity and debt financing as well as available cash at Greenfield. Parent has received an equity commitment letter from an investment fund affiliated with Quadrangle Group LLC, pursuant to which the fund has agreed to contribute up to $230 million to Parent at the effective time of the merger. In addition, Ableco Finance LLC has committed to provide up to $175 million in debt financing, consisting of (1) a first lien revolving facility, (2) first lien term loan facilities and (3) second lien term loan facilities.

•  Limited Remedies (page 48)

The maximum aggregate liability of Parent and Merger Sub for losses and damages incurred by Greenfield in connection with the merger agreement is $12.5 million. Greenfield cannot seek specific performance against Parent or Merger Sub.

The maximum aggregate liability of Greenfield for losses and damages incurred by Parent and Merger Sub in connection with the merger agreement is $10 million (provided that prior to termination of the merger agreement Parent and Merger Sub can seek specific performance against Greenfield).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and may not address all questions that may be important to you as a stockholder of Greenfield. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes, and the other documents to which we refer you.

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you are a stockholder of Greenfield Online, Inc. On June 15, 2008, Greenfield entered into a merger agreement with Parent and Merger Sub, a wholly owned subsidiary of Parent. The merger agreement provides for the acquisition of Greenfield by Parent by means of the merger of Merger Sub with and into Greenfield. If the merger is completed, Greenfield will become a wholly owned subsidiary of Parent. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, among other things, our stockholders must vote to adopt and approve the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on [ • ], 2008, at [ • am] Eastern Time, at [ • ].

Q.	What matters will I be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

• to consider and vote upon a proposal to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

• to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does the board of directors of Greenfield recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

• FOR the proposal to adopt the merger agreement; and

• FOR the adjournment of the meeting, if necessary, to solicit additional proxies.

Q.	What will I receive in exchange for my shares of Greenfield common stock?

A.	If we complete the merger, you will have the right to receive $15.50 in cash for every share of our common stock that you own unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

Q.	What is a quorum?

A.	A quorum of the holders of the issued and outstanding shares of Greenfield common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of our issued and outstanding shares of common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q.	What vote is required to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must vote FOR such proposal. Each share of our common stock is entitled to one vote.

Q.	What vote is required to adjourn the special meeting, if necessary, to solicit additional proxies at the special meeting?

A.	In order to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, holders of a majority of the shares of our common stock that are present at the special meeting and that are voted and do not abstain must vote FOR the proposal to adjourn the special meeting.

Q.	How are votes counted?

A.	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to adoption of the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the adoption of the merger agreement for us to complete the merger.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR , AGAINST or ABSTAIN . Abstentions will not count as votes cast on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote and that are voted and do not abstain. As a result, if you ABSTAIN , it will have no effect on the vote for the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. No other business is presently scheduled to come before the special meeting.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will NOT count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment of the meeting, if necessary, to solicit additional proxies.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on [ • ], 2008, the record date for the special meeting, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at 21 River Road, Wilton, Connecticut, during ordinary business hours for ten days prior to the special meeting, as well as at the special meeting.

Q.	How many shares can vote?

A.	On the record date for the special meeting, there were [26,336,754] shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that ALL of your shares are voted.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the adoption of the merger agreement, FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote. No other business is presently scheduled to come before the special meeting.

Q.	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A.	No. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, brokerage firm or other nominee to vote your shares will have the same effect as a vote AGAINST the merger.

Q.	Can I change my vote?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

• by delivering a written revocation dated after the date of the proxy that is being revoked to Greenfield Online, Inc., 21 River Road, Wilton, Connecticut 06897, Attention: Corporate Secretary;

• by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or on the internet; or

• by attending the special meeting and voting in person by ballot.

However, if you hold your shares in “street name,” simply attending the special meeting may not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the internet, you may be able to change your vote by submitting a new proxy by telephone or through the internet.

Q.	Can I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given if you are a stockholder of record. If you hold your shares through a broker, bank or other nominee, you must obtain a proxy from your broker, bank or other nominee to vote in person.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on [ • ], 2008. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger, you will receive written instructions for returning your Greenfield stock certificates. These instructions will tell you how and where to send your Greenfield stock certificates in order to receive the merger consideration.

Q.	When do you expect to complete the merger?

A.	We currently expect to complete the merger shortly after adoption of the merger agreement at the special meeting, but we cannot be certain when or if the conditions will be satisfied or waived.

Q.	Who can help answer my questions about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, [ • ] at [ • ].

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like “expect,” “intend,” “may,” “might,” “should,” “believe,” “anticipate,” “expect,” “estimate,” or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. They are based on currently available information and current expectations and projections about future events. These and other factors are discussed in our current filings with the SEC, including Greenfield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual events or results to differ materially from those discussed in the forward-looking statements:

•	we may be unable to obtain the required stockholder approval for the merger at the special meeting;

•	further disruptions in the credit markets could hinder Quadrangle’s ability to secure the necessary debt financing required to close the merger;

•	the outcome of any legal proceedings that may be instituted against us or others related to the merger agreement;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing;

•	disruptions and uncertainty resulting from our proposed merger may make it more difficult for us to maintain relationships with customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations;

•	governmental regulation or legislation affecting aspects of Greenfield’s business may be enacted;

•	competition generally and the increasingly competitive nature of our businesses;

•	interest rates, stock price, and other general economic factors may fluctuate;

•	the merger may involve unexpected costs or unexpected liabilities; and

•	our and Quadrangle’s ability to meet expectations regarding the timing and completion of the merger might be affected.

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE COMPANIES INVOLVED IN THE TRANSACTION

Greenfield Online, Inc.
21 River Road
Wilton, Connecticut 06897
(203) 834-8585

Greenfield Online, Inc. collects consumer attitudes about products and services, enabling consumers to reach informed purchasing decisions about products and services they want to buy and helping companies to better understand their customers in order to formulate effective marketing strategies. Proprietary, innovative technology enables us to collect thousands of consumer opinions quickly and accurately, and to organize them into actionable form. We currently do this in two lines of business:

•	Internet Survey Solutions: Through our Greenfield Online and Ciao Surveys websites and affiliate networks, we collect, organize and sell consumer opinions in the form of survey responses to marketing research companies and end-users on a global basis.

•	Comparison Shopping: Through our Ciao comparison shopping portals we gather unique and valuable user-generated content in the form of product and merchant reviews. Visitors to our Ciao portals use these reviews to help make purchasing decisions and we derive revenue from this Internet traffic via e-commerce merchants and advertising sales.

QGF Acquisition Company Inc.
c/o Quadrangle Group LLC
375 Park Avenue
New York, New York 10152
(212) 418-1700

QGF Acquisition Company Inc., or Parent, is a Delaware corporation formed solely for the purpose of effecting the merger and the transactions contemplated by the merger agreement. Parent has not engaged in any business except in furtherance of this purpose and activities incidental to its formation. Parent is currently owned by investment funds affiliated with Quadrangle Group LLC (which, together with its affiliates, we refer to as Quadrangle).

Quadrangle Group LLC is a private investment firm with more than $6 billion of assets under management. Quadrangle invests in media and communications companies through separate private and public investment strategies and across all asset classes through its asset management business.

QGF Merger Sub Inc.
c/o Quadrangle Group LLC
375 Park Avenue
New York, New York 10152
(212) 418-1700

QGF Merger Sub Inc., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the merger and the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except in furtherance of this purpose and activities incidental to its formation.

THE SPECIAL MEETING

This proxy statement is being furnished to Greenfield stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at [ • ], Eastern Time, on [ • ], 2008, at [ • ].

Matters To Be Considered

The purpose of the special meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2008, as it may be amended from time to time, which we refer to as the merger agreement, by and between Greenfield Online, Inc., which we refer to as Greenfield, QGF Acquisition Company Inc., which we refer to as Parent and QGF Merger Sub Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, pursuant to which Greenfield will become a wholly owned subsidiary of Parent;

•	to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting of stockholders or any adjournment or postponement thereof. No other business is presently scheduled to come before the special meeting.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of our common stock as of the close of business on the record date for the special meeting, which was [ • ], 2008, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [26,336,754] shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum, and may not vote at the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement. Accordingly, the Greenfield board of directors urges you to complete, date, sign and return the enclosed proxy card, or to submit your proxy by telephone or the internet, as outlined on the enclosed proxy card, or, in the event that you hold your shares through a bank, broker or other nominee, to vote by following the separate voting instructions received from your bank, broker or other nominee.

Voting By Proxy; Revocability of Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

If you are a registered stockholder, that is, if you are a “holder of record,” you may submit your proxy in any of the following three ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail;

•	by appointing a proxy to vote your shares by telephone or on the internet, as outlined on the enclosed proxy card; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares of Greenfield common stock in a stock brokerage account or through a bank, brokerage firm or other nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or other nominee provides to you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in street name, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, brokerage firm or other nominee for information.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. If you submit your proxy by internet or telephone, your shares will be voted at the special meeting as instructed.

You may revoke your proxy at any time before the proxy is voted at the special meeting. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to Greenfield Online, Inc., 21 River Road, Wilton, CT 06897, Attention: Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail, telephone or on the internet; or

•	by attending the special meeting and voting in person by ballot.

However, if you hold your shares in “street name,” simply attending the special meeting may not constitute revocation of a proxy. If your shares are held in “street name” by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or through the internet, you may be able to change your vote by telephone or through the internet.

Abstaining from Voting

If you abstain from voting, it will have the following effects:

•	Your shares will be counted as present for determining whether or not there is a quorum at the special meeting.

•	Because the merger agreement must be approved by the holders of a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST adoption of the merger agreement.

•	Abstentions will not be counted in determining whether or not any proposal to adjourn the special meeting is approved.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment of the meeting, if necessary, to solicit additional proxies.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given if you are a stockholder of record. If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on [ • ], 2008.

Shares Owned by Greenfield Directors and Executive Officers

As of the record date, our executive officers and directors owned of record an aggregate of approximately [465,490] shares of our common stock (excluding options), representing approximately [1.8%] of the outstanding shares of our common stock.

Solicitation of Proxies

Our board of directors is soliciting proxies for use at the special meeting from our stockholders. We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, on the internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We have not yet engaged a proxy solicitor to assist in the solicitation of proxies and to verify records relating to the solicitation.

Other Business; Adjournments; Postponements

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as our board of directors may recommend.

The special meeting may be adjourned from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact [ • ], at [ • ].

THE MERGER

Background of the Merger

General.  Greenfield’s board of directors, referred to as the Board, has from time to time engaged with senior management and outside advisors in strategic reviews, which have included discussions about the Company’s prospects, the risks involved in achieving those prospects and the risks and benefits of remaining independent. In addition to considering ways to enhance Greenfield’s performance and prospects in light of competitive and other relevant market developments, there were also periodic discussions with respect to potential transactions that would further Greenfield’s strategic objectives, and the potential benefits and risks of those transactions.

Arising from the Board’s strategic review process, and as described in detail below, the Board, with the help of Deutsche Bank, its financial advisor, conducted an extensive market solicitation process over 24 months, encompassing 59 parties, including those contacted during the go-shop process following the announced agreement with Quadrangle. The parties contacted included 33 financial buyers and 26 strategic buyers, and included buyers interested in acquiring the whole Company, and buyers interested in acquiring either the comparison shopping (CSS) business or the internet survey solutions (ISS) business. The Company entered into 16 non-disclosure agreements with potential buyers and spent considerable amounts of time meeting with potential buyers and their lending sources. The process yielded only two expressions of interest that the Board deemed credible and worthy of pursuing, one of which was subsequently withdrawn by the offering party and the second of which resulted in the announced transaction with Quadrangle.

2006 and 2007 Process.  In the second quarter of 2006, Greenfield received two unsolicited expressions of interest from private equity firms relating to the acquisition of the entire Company, one with a price range of $8.50 to $9.50 per share from Party A and the second with a price range of $7.50 to $9.00 per share from Party B. At a Board meeting held on August 16, 2006 to consider these expressions of interest, Mr. Joel Mesznik, a member of the Board and Chair of the Audit Committee, disclosed to the Board that he intended to investigate the possibility of making an offer to purchase the Company. The Board engaged in a discussion regarding the issues presented by Mr. Mesznik’s expressed intention, including: the necessity that he deal with the Company on an arms length basis using only materials that were publicly available, or similarly available to all potential acquirers; his ability to participate in deliberations and decisions regarding the potential sale of portions or all of the Company; his ability to attend presentations from management regarding the current state of the business and future plans and prospects; and, his status as an independent member of the Board and his potential resignation from the Board and its Committees. Following the discussion, Mr. Mesznik recused himself from all Board and committee proceedings until such time as his participation did not give rise to any conflict of interest or the appearance thereof and Mr. Stryker was appointed as acting Chair of the Audit Committee. During his period of recusal, Mr. Mesznik did not receive any communications or other information that was provided to the Board.

In further response to the expressions of interest, on August 16, 2006 the Board authorized the formation of a Special Committee, consisting of Lise J. Buyer (Committee Chair), Charles W. Stryker and Joseph A. Ripp, to explore potential transactions involving the sale of the Company’s CSS and/or ISS businesses, individually or together as the sale of the entire Company. In September 2006, the Special Committee engaged Deutsche Bank to serve as financial advisor in connection with this process.

Commencing in September 2006 and continuing through May 2007, Deutsche Bank contacted 28 prospective strategic and financial buyers, including Party A who owned an interest in a portfolio company with a comparison shopping business, and Quadrangle. The Company entered into seven non-disclosure agreements with potential buyers during the 2006/2007 process. On September 29, 2006, Quadrangle sent a letter to Greenfield expressing its interest in acquiring the Company. Quadrangle proposed that the parties sign a mutual nondisclosure agreement, following which Quadrangle would conduct due diligence and meet with key members of Greenfield’s management team. On October 11, 2006, Quadrangle delivered to Greenfield an additional letter expressing its continued interest in exploring a transaction to acquire the entire Company and setting forth its preliminary, non-binding price estimate of $10.50 to $12.00 per share. On October 11, 2006, the closing price of Greenfield common stock was $10.59. Quadrangle and Greenfield signed a mutual nondisclosure agreement on October 30, 2006, which agreement was amended in writing on November 7, 2006 to provide for nonsolicitation of Greenfield’s employees.

Following execution of the mutual nondisclosure agreement, Quadrangle commenced a due diligence process with Greenfield’s management team. In December 2006, Quadrangle affirmed its interest in acquiring Greenfield at a value “slightly above” the price range set forth in its letter of October 11, 2006, but likely to be “below market.” Also in December 2006, Party B informed the Company that it was not interested in pursuing a transaction at the then-current market price. Closing prices of the Company common stock in December 2006 ranged from a low of $12.50 to a high of $14.30 per share. At the end of December 2006, Deutsche Bank sent letters to Quadrangle and other potential buyers of the entire Company as well as the CSS or ISS business, requesting proposals at the end of January 2007 based on their review of additional Company information and meetings with management.

In January 2007, Party A submitted a proposal to acquire the CSS business at a preliminary price of $200 million. The Company also received an expression of interest for the ISS business from Party C, a financial buyer, at a valuation range between $110 million and $130 million. Quadrangle did not submit a written proposal to acquire the Company or the CSS or ISS businesses but orally indicated to Deutsche Bank that its valuation range was below the Company’s then-current market price. One strategic buyer orally indicated an interest to pursue a transaction to acquire the entire Company but at a price below the then-current market price. Closing prices of the Company common stock in January 2007 ranged from a low of $13.51 to a high of $14.84 per share, representing an implied enterprise value of approximately $335 million to $375 Million. Following consideration of the proposals received to date, the Special Committee directed Deutsche Bank to solicit additional potential buyers for each of the CSS and ISS lines of business, as well as for the entire Company.

In February and early March 2007, the Company received four indications of interest for the CSS business alone from parties that had been contacted by Deutsche Bank. Three of these indications of interest were from strategic buyers at valuations ranging from $175 million to $275 million. The other indication of interest was from Party A at an improved price of $270 million (up from its previous indication of $200 million in January).

On March 2 through March 4, 2007, the Board conducted an in-depth strategic planning session. At that time, Mr. Mesznik disclosed that he had met with several private equity firms and other financial institutions, including Quadrangle, to explore financing of a potential transaction. He disclosed that he was no longer engaged in any process to acquire the Company and, after a thorough discussion by the Board, he was invited to resume his activities on the Board. The Board also discussed a range of strategic issues confronting the business including: abandoning the sale process if acceptable offers did not materialize; focusing on strategic acquisitions to support the CSS business and its introduction in the U.S. markets; and the upcoming expiration of Mr. Angrisani’s employment agreement on December 31, 2008.

Following initial expressions of interest generated from the solicitation of potential buyers, the Special Committee and the Board had extensive discussions regarding the issues and considerations surrounding a potential sale of the Company as a whole versus the sale of the Company’s CSS and/or ISS business in separate transactions. The Special Committee considered that a sale of either the CSS or ISS business alone at the valuations indicated in the expressions of interest would raise significant issues and risks, including:

•	the Company would incur a significant tax liability on a sale of CSS or ISS diluting the proceeds available to the stockholders;

•	the equity value of the Company following such sale would not likely reflect, on a dollar for dollar basis, the net after-tax cash proceeds that would be added to the balance sheet of the Company;

•	the resulting ISS business following a sale of the CSS assets would not have sufficient appeal to the public markets to justify its continuing existence as a public company;

•	the resulting CSS business following the sale of the ISS business would be a relatively small, European-based business that likely would have limited appeal to investors in the U.S. public markets;

•	the Company had not identified long term strategic uses for the cash;

•	deployment of sale proceeds into the development or acquisition of a new business would involve a variety of M&A and business development risks;

•	the sum of the amount of any distribution of the after-tax cash proceeds to stockholders as a dividend plus the resulting Company stock price after such a dividend would likely yield stockholders a lower combined value than the range of offers for the entire Company; and

•	a sale of either the CSS or ISS businesses alone would trigger acceleration of all existing management incentive equity awards requiring the Company to re-incentivize management.

Upon consideration of all the issues, the Board instructed Deutsche Bank to focus on bidders who would be interested in and capable of acquiring the whole Company rather than selected assets or business units.

On March 27, 2007, Party A delivered a non-binding offer to acquire the entire Company at a price of $16.25 per share. On such date, the closing price of the Company’s common stock was $15.93. This was the only financial or strategic buyer to express an interest in acquiring the entire Company. At the direction of the Special Committee, Deutsche Bank negotiated certain terms of the proposal with Party A, which submitted an amended proposal on April 4, 2007 affirming an offer price of $16.25 per share (representing an implied enterprise value of approximately $403 million), or alternatively, to purchase CSS alone for approximately $280 million. On such date, the closing price of the Company’s common stock was $15.93. Party A’s proposal contemplated a customary fiduciary out and go-shop provisions in the merger agreement to provide the Board with comfort that it had achieved the best offer in the marketplace. Based on a comprehensive review of the Company’s current and future position and alternatives to Party A’s proposal, the Special Committee resolved on April 5, 2007 to recommend to the full Board that the Company proceed to negotiate with Party A with the intention of entering into a definitive agreement for the sale of the entire Company.

In response to negotiations with the Company, on April 9, 2007, Party A presented to the Board an improved offer of $16.50 per share (representing an implied enterprise value of approximately $410 million) and the Board approved proceeding with the Party A transaction. Greenfield began providing detailed due diligence documents to Party A and K&L Gates llp, outside counsel to Greenfield, had an initial call with Party A’s counsel regarding the due diligence process and preparation of transaction documents. On April 17, 2007, Party A informed Greenfield that its partners had elected not to proceed further with the transaction and communications with Party A ceased.

In May 2007, Party C sent a letter to the Company expressing an interest in the ISS business at a valuation range of $125 million to $150 million. The Board elected not to pursue a transaction with Party C.

In summary, from September 2006 to May 2007, the Special Committee, with the help of Deutsche Bank, conducted an extensive solicitation and market check process, encompassing 15 financial buyers and 13 strategic buyers who were given the opportunity to bid for the entire company, or for the ISS business or CSS business alone.

The Special Committee met nine times (not including weekly update meetings with its financial advisor), and briefed the full Board at five meetings and management conducted due diligence meetings with at least five parties. Following the termination of discussions with Party A in April 2007, the Board abandoned the market check process, dissolved the Special Committee and instructed management to focus on operating the business in accordance with the strategic initiatives that it had discussed in the March 2007 Board meetings.

In December 2007, the Board authorized management to engage Fresen Associates, LLC, or Fresen Associates, to explore potential acquisition candidates that would assist the Company in establishing the CSS business in the U.S. and other potential strategic acquisitions. The contract with Fresen Associates terminated as of May 30, 2008.

Renewed Contact with Quadrangle.  Throughout the second half of 2007, representatives of Quadrangle remained in periodic contact with Mr. Angrisani and Mr. Mesznik. These communications were unspecific to any particular transaction. In late 2007, Mr. Mesznik received a communication from Quadrangle indicating that Daniel Rosensweig, former COO of Yahoo!, had become an Operating Partner of Quadrangle. The communication indicted that Mr. Rosensweig was very familiar with the comparison shopping industry.

In the fourth quarter of 2007 the Company began to explore the potential acquisition of a comparison shopping business. As part of its efforts, the Company and an investment bank reviewed options with regard to financing a potential transaction, including the use of the Company’s cash, the use of debt, and the potential of raising additional capital through equity investments in the Company. In December 2007, based on the knowledge that Mr. Rosensweig had joined Quadrangle, the Company initiated contacts with Quadrangle to explore arrangements whereby Quadrangle might provide financing to support this acquisition or others and in early January 2008, representatives of Quadrangle and the Company met on two occasions to further these discussions. On January 22, 2008, Quadrangle sent a letter to Mr. Angrisani confirming its potential interest in providing such financing to Greenfield and, in addition, Quadrangle expressed its interest in acquiring the Company in an all cash merger transaction at a preliminary price of $15.00 to $16.00 per share. On January 22, 2008, the closing share price for the Company’s common stock was $11.58. Based on its pre-existing knowledge of Greenfield, Quadrangle stated that the usual timetable for conducting due diligence could be shortened and indicated that following the initial phase of due diligence, it would request a short period of exclusivity to complete due diligence and negotiate a merger agreement. Following initial discussions with the seller of the comparison shopping business, the Company did not proceed with the potential acquisition.

On January 29, 2008, the Board convened a special meeting to discuss, among other things, the Quadrangle letter dated January 22, 2008. At the special meeting, the Board discussed recent M&A activity in the comparison shopping industry, the advantages and disadvantages to consolidating companies in either the CSS or ISS lines of business, and issues relating to investing in expansion while operating as a public Company. The Board also discussed the process by which it could obtain a full and fair price for the Company as a whole should it decide to proceed with Quadrangle or any other potential purchaser.

On February 4, 2008, the Company received a letter from Party C expressing an interest in acquiring the ISS business at a valuation range from $115 million to $140 million, which was lower than their previous expression of interest received in May 2007. On February 5, 2008, the Board met to consider the indications of interest and representatives of Quadrangle made a presentation at the meeting. On February 8, 2008, the Board met to further consider the indications of interest from Party C and Quadrangle. In a discussion led by outside counsel from K&L Gates, the Board discussed its fiduciary duties under Delaware law and the spectrum of potential sales processes that the Board could consider. Against the background of the extensive market check process conducted in 2006 and 2007, which resulted in only one significant offer for the entire Company, inadequate offers for the CSS and ISS businesses in separate transactions, and the recent severe downturn of the U.S. equity, M&A and credit markets, the Board considered whether a second, extensive market check process would yield any new offers. The Board and counsel also discussed various deal protection provisions that could be negotiated in a merger agreement, as well as “go-shop” and “fiduciary out” provisions that would permit the Board to fulfill its fiduciary obligations to Greenfield’s stockholders. The Board then reviewed the specific elements of Quadrangle’s indication of interest and a number of factors, including M&A activity within the comparison shopping industry, the premium implied by Quadrangle’s indication compared to various trailing averages, the growth rates of the legacy Internet survey solutions industry, the perceived inability of the market to appreciate the ISS and CSS businesses within a single company, the ability to grow and expand each business segment through investments and acquisitions while maintaining the performance metrics demanded by the public markets, and the Company’s current ability to raise capital to execute expansion strategies. Following a full discussion, the Board authorized the Chairman and the CEO to communicate to Quadrangle that the Company would be willing to proceed on a non-exclusive basis, that the Company would proceed with business-related due diligence for three weeks, after which Quadrangle would be expected to provide a written indication of a firm offer price, and that any definitive agreement would include a meaningful “go-shop” provision.

At the February 8, 2008 Board meeting, after thoroughly discussing the issue, the Board determined that Mr. Mesznik’s previous activities in pursuing a transaction did not preclude him from participating in the Board’s consideration of current indication of interest from Quadrangle. The Board acknowledged that it would continue to evaluate potential conflict of interest situations among all members of the Board. However, the Board did not deem it necessary to establish a special committee of the Board to consider the Quadrangle indication of interest because no director had any material personal interest in the potential transaction that was different from, and/or in addition to, the interests of Greenfield stockholders generally. See “Interests of Greenfield’s Directors and Executive Officers in the Merger” below.

On February 13, 2008, Messrs. Mesznik and Angrisani discussed Greenfield’s response to Quadrangle’s indication of interest with representatives of Quadrangle. Mr. Mesznik advised Quadrangle that Greenfield’s Board was open to considering an acquisition offer at a price acceptable to the Board, and that any agreement would have to include an effective “go-shop” provision that was not impeded by a significant break-up fee.

On February 13, 2008, the Board held a meeting at which Mr. Mesznik reported on the discussions he and Mr. Angrisani had with Quadrangle. In March 2008, management also resumed discussions with Deutsche Bank regarding potential M&A transactions.

On March 5, 2008, the Board held a meeting at which Mr. Angrisani reported on the due diligence process underway with Quadrangle as well as oral indications of interest that the Company had received for the ISS business alone, from, among others, Parties C and E.

On March 17, 2008, the Board held a meeting at which Mr. Angrisani reported on the due diligence process underway with Quadrangle and the steps that would need to be taken to enable Quadrangle to confirm its interest in acquiring the Company.

On April 7, 2008, Quadrangle sent a letter to Mr. Angrisani proposing to acquire all of the stock of Greenfield in an all cash merger transaction. The letter stated that Quadrangle anticipated that the proposal would include a cash price of $15.50 per share, representing a 31.5% premium to Greenfield’s closing price on April 7, 2008 and a 25.2% premium to Greenfield’s average stock price over the 30 days prior to such date.

On April 10, 2008, Greenfield received an unsolicited communication from a strategic buyer, Party D, expressing an interest in exploring a transaction to acquire the whole Company. The proposal with Party D did not indicate a price range. Party D indicated that it was primarily interested in the CSS business but that it was willing to negotiate to acquire the entire Company and that it intended to seek to partner with another entity that would acquire the ISS business from Party D.

At a meeting on April 11, 2008, the Board reviewed Quadrangle’s letter. At the Board’s invitation, representatives of Quadrangle made a presentation to the Board on the terms of their offer, including details of their financing plans.

On April 12, 2008, Jonathan Flatow, General Counsel and Chief Administrative Officer of Greenfield, sent an initial response to Quadrangle outlining the Board’s reaction to Quadrangle’s proposal and pushed for a higher purchase price and indicated that the Company would not accept any reduction in price in the event there was a drop in the market price prior to the execution of a definitive agreement. The response also included, among other things, conditions that the final definitive agreement be subject to receipt by the Board of a fairness opinion from the Company’s financial advisors, customary fiduciary out provisions and a meaningful “go-shop” provision. The Board also requested to speak directly with Quadrangle’s potential lenders.

On April 23, 2008, Quadrangle and Greenfield executed a letter agreement providing for Greenfield to negotiate on an exclusive basis with Quadrangle with respect to the acquisition of Greenfield for a period that expired on May 2, 2008, at a specified transaction price of $15.50 per share. Thereafter, Quadrangle and its advisors were given access to an electronic data room and they began conducting additional financial and legal due diligence. Company management also participated with Quadrangle in several meetings with financial institutions and other lending sources that could provide the debt financing for the transaction.

On May 6, 2008, the Company received an additional unsolicited letter from Party D re-affirming its desire to explore a transaction and to enter into a non-disclosure agreement to begin an exchange of information.

On May 10, 2008, K&L Gates sent an initial draft merger agreement to Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, attorneys for Quadrangle. On May 17, 2008, Simpson Thacher provided its comments to the initial draft merger agreement circulated by K&L Gates. The parties continued to exchange drafts of the merger agreement over the ensuing three weeks while Quadrangle and its attorneys conducted extensive legal and business due diligence. These negotiations focused on the scope of the Company’s representations and warranties, the scope of restrictive covenants applicable to the Company during the period between the signing of the agreement and closing of the merger, conditions to closing, break up fees and expense provisions and other matters. The Company was principally focused on preserving the Board’s ability to exercise its fiduciary duties, including through the “go-shop” process, and maintaining relatively low financial barriers for parties to submit a superior proposal that emerge from that process. Further, the Company was extremely interested in obtaining favorable provisions relating to Quadrangle’s obligations to obtain financing commitments in order to increase the certainty of closing.

On May 19, 2008, the Company received an unsolicited letter from Party E expressing an interest in acquiring the entire Company. The letter from Party E did not contain a price range or other financial terms.

On May 21, 2008, the Board met to discuss the Quadrangle negotiations as well as the unsolicited expressions of interest received from Party D and Party E. Representatives of Quadrangle made a presentation at the meeting and discussed diligence issues and the status of their negotiations with lending institutions. Representatives of Deutsche Bank attended and provided the Board with an updated valuation analysis. Representatives of Fresen Associates also attended and made a presentation relating to their activities.

On May 22, 2008, Deutsche Bank contacted Party D to discuss their expression of interest.

On May 28, 2008, the Company’s management, members of the Board, and representatives of K&L Gates and Deutsche Bank met to review material terms of the merger agreement as well as open issues in the negotiation and the Company’s position with respect to those issues.

Between May 28, 2008 and June 2, 2008 the Company, representatives of K&L Gates and Deutsche Bank engaged in ongoing negotiations with Quadrangle and Simpson Thacher regarding the terms of the merger agreement and other related agreements. On June 2, 2008 the Board held a meeting to review the status of open items in the merger agreement and related agreements and to establish the Company’s position with respect to those issues. At this meeting the Board also discussed the status of negotiations relating to the terms of acceptable non-disclosure agreements with each of Parties D and E.

On June 6, 2008 the Board met to review the status of negotiations on the merger agreement and other related documents, as well as the status of Quadrangle’s efforts to obtain debt financing to enable it to complete the transaction. The Board discussed open issues in the negotiation of the merger agreement and the Company’s position with respect to those issues. The Company and Party D also entered into a non-disclosure agreement with the Company on June 6, 2008 after a series of negotiations with respect to the scope thereof.

On June 7, 2008, Messrs. Angrisani and Flatow, as well as their representatives from Deutsche Bank and K&L Gates, had a conference call with representatives of Quadrangle and their counsel from Simpson Thacher to discuss open points in the merger agreement. Following this call, Quadrangle prepared a written proposal regarding each open point. The next morning, on June 8, 2008, the Board convened a meeting to discuss Quadrangle’s proposal and the status of Quadrangle’s financing commitment.

A substantially final draft merger agreement and other transaction materials, including Deutsche Bank’s financial presentation, were delivered to the Board on June 10, 2008. At a special Board meeting on June 11, 2008, the Board discussed Quadrangle’s revised proposal with its legal and financial advisors and indicated it would support the $15.50 per share acquisition price assuming satisfactory completion of the final open items in the merger agreement as promptly as possible. Over the next several days, management and representatives of K&L Gates completed negotiations of the merger agreement and the accompanying disclosure schedules with Quadrangle and representatives of Simpson Thacher.

On Sunday, June 15, 2008, the Board convened a meeting with senior management and Greenfield’s financial and legal advisors to review the proposed merger agreement with Quadrangle. A representative of K&L Gates again advised the Board of directors regarding its fiduciary duties and responsibilities to the stockholders of the Company and the material terms of the proposed merger agreement. Representatives of Deutsche Bank gave a financial presentation and delivered Deutsche Bank’s opinion as to the fairness, as of the date of the opinion, of the merger consideration, from a financial point of view, to Greenfield’s stockholders, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank. After discussion and consideration of the factors described under “The Merger — Recommendations of Our Board of Directors; Reasons for the Merger,” the Board unanimously approved the merger agreement and the transactions contemplated thereby.

Following the Board meeting, Greenfield and Parent executed the merger agreement and, prior to the opening of trading on June 16, 2008, publicly announced that they had entered into a definitive merger agreement.

Go-Shop Activities.  Following the announcement of the merger agreement with Quadrangle, on June 16, 2008 the Company and Deutsche Bank commenced actively soliciting parties that could be interested in and capable of submitting a proposal to acquire the Company on terms superior to those contained in the Quadrangle agreement. Throughout the process, Deutsche Bank contacted 54 potentially interested parties, including 24 strategic buyers and 30 financial buyers. Through July 16, 2008, the Company had entered into 11 non-disclosure agreements with potentially interested parties and such parties (including Party A, Party C, Party D and Party E) were granted access to an electronic data room containing financial and legal information about the Company. Pursuant to and in accordance with the terms of the Quadrangle merger agreement, the Company will conclude the “go-shop” process August 4, 2008. The Company does not plan to update this information until any subsequent proxy filing or the conclusion of the go-shop process.

Recommendation of Our Board of Directors; Reasons for the Merger

At its meeting on June 15, 2008, the Board unanimously determined that the merger agreement is advisable and fair to, and in the best interests of, Greenfield and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Board unanimously recommends that Greenfield stockholders vote FOR adoption of the merger agreement at the special meeting and FOR the adjournment or postponement of the meeting, if necessary, to solicit additional proxies.

In reaching its decision to approve the merger agreement and to recommend that Greenfield stockholders vote to adopt the merger agreement, the Greenfield board of directors considered a number of factors, including the following material factors:

•	the Board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of Greenfield (as well as the risks involved in achieving those prospects and the risks and benefits of remaining independent), including:

•	M& A activity within the comparison shopping industry;

•	The evolution of the comparison shopping industry;

•	The growth rates of the legacy Internet survey solutions business;

•	The perceived inability of the market place to fully appreciate the ISS and CSS businesses within a combined entity;

•	The ability to grow and expand each business segment through organic investments and acquisitions while maintaining performance metrics demanded by the public markets; and

•	Risks associated with potential management transition.

•	the Board’s earlier consideration of the sale of either one of the Company’s lines of business and the Board’s ultimate determination that is was in the best interest of its stockholders to sell the entire Company in one transaction, for the reasons discussed under “The Merger — Background of the Merger”;

•	the results of the process undertaken in 2006 and 2007 by the Board and its advisors to contact selected parties in the industry and financial parties to solicit their interest in an acquisition of Greenfield, as described under “The Merger — Background of the Merger”;

•	the Board’s determination that it had maximized value for stockholders as a result of the recently completed turnaround process vs. the potential stockholder value that could be expected to be generated from the various strategic alternatives available to Greenfield post-turnaround, and the risks associated therewith;

•	the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $15.50 represents a premium of approximately 17% over the closing price of our common stock on June 13, 2008 (the last full trading day before the announcement of the execution of the merger agreement);

•	the financial presentation of Deutsche Bank, including its opinion, dated June 15, 2008, to our board of directors that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration to be received by holders of Greenfield common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in “The Merger — Opinion of Our Financial Advisor”;

•	the fact that the merger consideration consists solely of cash, providing Greenfield stockholders with immediate liquidity and certainty of value;

•	the absence of a financing condition;

•	the fact that Parent has received a financing commitment from a large reputable financing source for the amount of debt financing required to complete the merger;

•	the review by the Board with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including that the conditions to closing the merger are limited to Greenfield stockholder approval, regulatory approvals and other customary conditions;

•	the likelihood that the regulatory and stockholder approvals and financing necessary to complete the merger will be obtained;

•	the fact that the merger agreement (i) provided Greenfield with a 50-day post-signing go-shop period during which Greenfield is permitted to actively solicit interest in an alternative acquisition transaction from, and provide non-public information to, third parties, and (ii) permits Greenfield to respond to unsolicited proposals under certain circumstances;

•	the fact that, subject to the terms and conditions of the merger agreement, Greenfield is permitted to change its recommendation that the Company’s stockholders approve the merger or to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of: (i) a $5 million termination fee (representing approximately 1.2% of the total value of the transaction) in connection with certain proposals or amendments thereto resulting from the “go-shop” process, or (ii) a $10 million termination fee (representing approximately 2.3% of the total value of the transaction) in connection with a proposal made by a third party after the end of the “go-shop” period (which termination fee Parent required as a condition of entering into the merger agreement, and which was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the merger agreement); and

•	the availability of appraisal rights under Delaware law.

The Greenfield board of directors also considered potential drawbacks or risks relating to the merger, including the following material risks and factors, but found that these potential risks were outweighed by the expected benefits of the merger:

•	the fact that the all-cash merger consideration would not allow our stockholders to participate in any future growth of Greenfield’s business, and generally would be taxable to our stockholders for U.S. federal income tax purposes;

•	uncertainty of financing;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals;

•	the fact that Greenfield cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the termination fee payable to us in the circumstances described under “The Merger Agreement — Termination Fees”;

•	the risks and costs to Greenfield if the merger does not close, including the diversion of management and employee attention, and the effect on relationships with customers, suppliers and employees;

•	the risk that Parent may terminate the merger agreement in certain circumstances, including if there is a material adverse effect on our business, financial condition or results of operations or if we do not perform our obligations under the merger agreement in all material respects;

•	the minimum EBITDA closing condition, and the risks associated therewith; and

•	the possibility that the termination fee of $10 million (or $5 million, depending on the circumstances) payable if the merger agreement is terminated under certain circumstances may discourage a competing bid for Greenfield.

Our board of directors also considered the interests that certain executive officers and directors of Greenfield may have with respect to the merger in addition to their interests as stockholders of Greenfield generally, as described in the section below entitled “The Merger — Interests of Greenfield’s Directors and Executive Officers in the Merger.”

The foregoing discussion addresses the material information and factors considered by the Board in its consideration of the merger. In view of the variety of factors, the amount of information considered and the complexity of these matters, the Board did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors. The Board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Our Financial Advisor

Deutsche Bank Securities Inc., or Deutsche Bank, has acted as financial advisor to Greenfield in connection with the merger. At the June 15, 2008 meeting of the Greenfield board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Greenfield board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Greenfield stockholders.

The full text of Deutsche Bank’s written opinion, dated June 15, 2008 (referred to as the Deutsche Bank Opinion), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. Greenfield stockholders are urged to read the Deutsche Bank Opinion carefully and in its entirety. The summary of the Deutsche Bank Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

In connection with Deutsche Bank’s role as financial advisor to Greenfield, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Greenfield, certain internal analyses, financial forecasts and other information relating to Greenfield prepared by the management of Greenfield. Deutsche Bank also held discussions with certain senior officers of Greenfield regarding the businesses and prospects of Greenfield. In addition, Deutsche Bank has, to the extent publicly available, (i) reviewed the reported prices and trading activity for the common stock of Greenfield, (ii) compared certain financial and stock market information for Greenfield with similar information for certain other companies it considered relevant whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed relevant, (iv) reviewed the merger agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Greenfield, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the Greenfield board of directors’ permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Greenfield or QGF Acquisition Company Inc. or any of their respective subsidiaries. With respect to the financial forecasts made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed, with the Greenfield board of directors’ permission, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Greenfield as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

For purposes of rendering its opinion, Deutsche Bank has assumed, with the Greenfield board of directors’ permission, that in all respects material to its analysis, the merger will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed.

The merger agreement contemplates solicitation of, and Greenfield has requested Deutsche Bank to solicit, third party interest in the possible acquisition of Greenfield subsequent to June 15, 2008. Any such solicitation would be subject to the limitations set forth in the merger agreement

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Greenfield board of directors at its meeting on June 15, 2008.

Historical Stock Performance.  Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for Greenfield common stock and compared such market prices to certain stock market and industry indices.

Deutsche Bank also analyzed the merger consideration to be received by Greenfield stockholders pursuant to the merger agreement in relation to the market price as of June 13, 2008, the 5-day spot price and the 30-day average price of Greenfield common stock. This analysis indicated that the merger consideration to be paid to Greenfield stockholders pursuant to the merger agreement represented:

•	a premium of 17% based upon the closing trading price on June 13, 2008 of $13.28 per share (Deutsche Bank noted that the median 1-day premium in certain U.S. technology transactions (with a transaction size of $300 million to $1.0 billion) since 2004 and certain go-shop transactions since May 2006 was 22% and 19%, respectively);

•	a premium of 26% based upon the 5-day spot price of $12.32 per share (Deutsche Bank noted that the median 5-day premium in certain U.S. technology transactions (with a transaction size of $300 million to

$1.0 billion) since 2004 and certain go-shop transactions since May 2006 was 25% and 19%, respectively); and

•	a premium of 26% based upon the 30-day average price of $12.32 per share.

Analysis of Selected Publicly Traded Companies.  Deutsche Bank compared certain financial information and commonly used valuation measurements for Greenfield to corresponding information and measurements for a group of five publicly traded market research companies (consisting of GfK AG, Taylor Nelson Sofres PLC, Ipsos S.A., Harris Interactive Inc. and Research Now PLC (collectively, the “Market Research Companies”)) and for a group of 12 publicly traded Internet companies (consisting of three Internet search and marketing companies, Google, Inc., Yahoo! Inc. and ValueClick, Inc. (collectively the “Internet Search and Marketing Companies”) and nine e-commerce companies, eBay Inc., Amazon.com, Inc., priceline.com Inc., Expedia, Inc., IAC/InterActiveCorp., Netflix, Inc., VistaPrint Ltd., Blue Nile, Inc. and Orbitz Worldwide, Inc. (collectively, the “E-Commerce Companies” and together with the Internet Search and Marketing Companies, the “Comparison Shopping Companies”)). The Market Research Companies and Comparison Shopping Companies are referred to as the “Selected Companies.” Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) operating performance; (iii) ratios of common equity market value as adjusted for debt and cash (“Enterprise Value”) to revenues and earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”); and (iv) ratios of common equity market prices per share to earnings per share. To calculate the trading multiples for Greenfield and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance. Deutsche Bank also used estimates as of June 2008 prepared by Greenfield’s management and Wall Street estimates, based upon a securities firm’s analyst research dated May 9, 2008.

As part of its analysis, Deutsche Bank used a “Sum of the Parts” methodology whereby it estimated multiples for both Greenfield’s market research business and its comparison shopping business. For Greenfield’s market research business, Deutsche Bank estimated a multiple range of Enterprise Value to calendar year 2008 estimated EBITDA of 6.5x to 8.5x. For Greenfield’s comparison shopping business, Deutsche Bank estimated a multiple range of Enterprise Value to calendar year 2008 estimated EBITDA of 8.0x to 12.0x. Applying the multiples estimated for Greenfield’s market research business and comparison shopping business to management’s estimates resulted in a combined implied equity value per share range of $12.78 to $16.65. Applying such multiples to Wall Street estimates resulted in a combined implied equity value per share range of $13.03 to $17.17.

Deutsche Bank also used a whole company price to earnings-based methodology as part of its analysis of selected publicly traded companies. Deutsche Bank calculated a blended calendar year 2008 price to earnings multiple range of 14.0x to 20.1x, which reflects an estimated calendar year 2008 price to earnings multiple range of 11.0x to 15.0x for the Market Research Companies and an estimated calendar year 2008 price to earnings multiple range of 17.0x to 25.0x for the Comparison Shopping Companies, weighted by calendar year 2008 segment operating profit for each business. The blended calendar year 2008 price to earnings multiple range resulted in implied equity value per share ranges of $9.33 to $13.34 and $10.55 to $15.08 for management’s estimates and Wall Street estimates, respectively.

None of the companies utilized as a comparison are identical to Greenfield. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions.  Deutsche Bank reviewed the financial terms, to the extent publicly available, of 18 proposed, pending or completed mergers and acquisition transactions involving companies in the market research (“Market Research Transactions”) and comparison shopping (“Comparison Shopping Transactions,” and together with the Market Research Transactions, the “Selected Transactions”) industries. Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples in the merger. Deutsche Bank used the “Sum of the Parts” methodology and the estimates of management and Wall Street for its analysis of the Selected Transactions. The transactions reviewed were:

Date of Announcement	Target/Acquiror

Market Research Transactions:
06/03/08	GfK Group/Taylor Nelson Sofres
04/01/07	MediaTransfer/Harris Interactive
01/31/07	Samplenet e-research Solutions/Research Now
08/04/06	Opinion Research/infoUSA
10/10/05	Mori Group/Ipsos
04/15/05	NOP World/GfK Group
04/01/05	SSI/Providence Equity Partners
09/09/04	WirthlinWorldwide/Harris Interactive
05/14/03	NFO WorldGroup/Taylor Nelson Sofres
08/06/01	Total Research/Harris Interactive
01/17/01	NPD/Ipsos
Comparison Shopping Transactions:
07/16/07	MeziMedia/ValueClick
06/08/07	NexTag/Providence Equity Partners
12/14/05	PriceGrabber/Experian
06/06/05	Shopzilla/E.W. Scripps
06/01/05	Shopping.com/eBay
04/07/05	Ciao/Greenfield
03/26/04	Kelkoo/Yahoo!

For Greenfield’s market research business, Deutsche Bank estimated a multiple range of EBITDA for the last twelve months of 7.0x to 10.0x. For Greenfield’s comparison shopping business, Deutsche Bank estimated a multiple range of EBITDA for the next twelve months of 9.0x to 12.0x. Applying the multiples estimated for Greenfield’s market research business and comparison shopping business to management’s estimates resulted in a combined implied equity value per share range of $13.97 to $17.86. Applying such multiples to Wall Street estimates resulted in a combined implied equity value per share range of $14.81 to $18.98.

All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction and took into account changes in industry market valuations over time.

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of each of Greenfield’s businesses and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Greenfield.

Discounted Cash Flow Analysis.  Deutsche Bank performed a discounted cash flow analysis for Greenfield based on management’s estimates and used the “Sum of the Parts” methodology for its analysis. For Greenfield’s market research business, Deutsche Bank calculated the discounted cash flow values for that business as the sum of the net present values of (i) the estimated unlevered free cash flow that business will generate for the calendar years 2009 through 2018, plus (ii) the terminal value of that business at the end of such period. The terminal values of Greenfield’s market research business were calculated based on the perpetuity method. Deutsche Bank used discount rates ranging from 14.0% to 16.0% and perpetuity growth rates ranging from 0.0% to 4.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of the Market Research Companies and such perpetuity growth rates based on the growth rates in the terminal year of management’s estimates.

For Greenfield’s comparison shopping business, Deutsche Bank calculated the discounted cash flow values for that business as the sum of the net present values of (i) the estimated unlevered free cash flow that business will generate for the calendar years 2009 through 2018, plus (ii) the terminal value of that business at the end of such period. The terminal values of Greenfield’s comparison shopping business were calculated based on the perpetuity method. Deutsche Bank used discount rates ranging from 18.0% to 20.0% and perpetuity growth rates ranging from 3.0% to 7.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of the Comparison Shopping Companies and such perpetuity growth rates based on the growth rates in the terminal year of management’s estimates.

The combined discounted cash flow analysis of Greenfield’s market research business and comparison shopping business using management’s forecast resulted in a combined implied equity value per share range of $14.08 to $17.61.

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Greenfield board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Greenfield board of directors as to the fairness, from a financial point of view, to Greenfield stockholders of the merger consideration and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Greenfield management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Greenfield’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Greenfield or their respective advisors, neither Greenfield nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Greenfield and Quadrangle and were approved by the Greenfield board of directors. Although Deutsche Bank provided advice to Greenfield during the course of these negotiations, the decision to enter into the merger was solely that of the Greenfield board of directors. As described above, the opinion and presentation of Deutsche Bank to the Greenfield board of directors were only one of a number of factors taken into consideration by the Greenfield board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Greenfield board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Greenfield common stock as to how to vote with respect to the merger.

Greenfield selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Greenfield has retained Deutsche Bank pursuant to a letter agreement dated September 8, 2006, as amended on May 2, 2008 (the “Engagement Letter”). As compensation for Deutsche Bank’s services in connection with the merger, Greenfield agreed to pay Deutsche Bank a customary fee upon delivery of its opinion and a customary fee if the merger is consummated (against which the opinion fee will be credited). Regardless of whether the merger is consummated, Greenfield has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. Greenfield has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking and other financial services to Quadrangle or its affiliates for which it has received compensation. The DB Group may also provide investment and commercial banking services to Quadrangle and Greenfield in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Greenfield for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the merger to holders of shares of our common stock whose shares are exchanged for cash in the merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

For purposes of this summary, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding shares of our common stock, such holder should consult its tax advisor.

This discussion addresses only stockholders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special treatment under the U.S. federal income tax laws (including, for example, persons who are not citizens or residents of the United States, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares of our common stock as part of a hedge, straddle, constructive sale, or conversion transaction, holders who are subject to the alternative minimum tax provisions of the Code, and holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

U.S. Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year as of the date of the merger. Certain limitations apply to the use of capital losses. If a holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of stock.

Payments of cash made in connection with the merger may be subject to information reporting and “backup withholding” at a rate of 28%, unless a holder of Greenfield common stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent; or

•	is a corporation or comes within certain exempt categories and otherwise complies with the applicable requirements of the backup withholding rules.

All non-corporate holders of Greenfield common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be delivered following completion of the merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Greenfield is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Greenfield’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Greenfield believes it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a

United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Governmental and Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the United States Federal Trade Commission (which we refer to as the FTC) by Greenfield and Parent, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Greenfield and Parent filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on June 27, 2008; on July 7, 2008, the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Greenfield or Parent or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

Financing

The payments required to be made by Parent and Merger Sub to complete the merger and the related transactions are expected to be funded by a combination of equity and debt financing as well as available cash at Greenfield.

Equity Financing.  Parent has received an equity commitment letter dated as of June 15, 2008 from an investment fund affiliated with Quadrangle Group LLC, which we refer to as the Fund, pursuant to which the Fund has agreed to contribute up to an aggregate amount of $230,000,000 to Parent contemporaneous with the closing of the merger to the extent necessary to fund a portion of the aggregate merger consideration and related expenses. The equity commitment is generally subject to the satisfaction and waiver of all of the conditions to the obligations of Parent and Merger Sub to effect the closing of the merger under the merger agreement.

The equity commitment letter will terminate upon the earliest to occur of: (1) termination of the merger agreement and (2) the assertion by Greenfield or its affiliates in any litigation or other proceeding of any claim under the limited guarantee of the Fund (which limited guarantee is described below) or otherwise against the Fund or an affiliate thereof in connection with the merger agreement or any of the transactions contemplated thereby, or by the equity commitment letter.

The Fund may assign all or a portion of its rights and obligations under the equity commitment letter to one or more affiliates that agrees to assume such obligations, provided that the Fund shall not be relieved of its obligations under the equity commitment letter.

Debt Financing.  In connection with the execution and delivery of the merger agreement, Merger Sub has obtained a commitment to provide up to $175 million in debt financing consisting of (1) a first lien revolving facility with Greenfield as borrower, with a maximum availability of $15 million, which facility we refer to as the Revolving Facility, none of which is expected to be drawn at closing, (2) first lien term loan facilities in an aggregate principal amount of $100 million, which facilities we refer to as the First Lien Term Facilities, of which $33 million will be provided to Merger Sub and $67 million of which will be provided to a wholly owned subsidiary of Merger Sub organized under the laws of Germany, which we refer to as German Sub and (3) second lien term loan facilities, which we refer to as the Second Lien Term Facilities (and, which, together with the First Lien Term Facilities, shall be collectively referred to as the Term Facilities) in an aggregate principal amount of $60 million, of which

$20 million will be provided to Merger Sub and $40 million will be provided to German Sub to finance, in part, the payment of the merger consideration, and to pay fees and expenses in connection therewith and, in the case of the Revolving Facility, to meet ongoing working capital requirements and for other general corporate purposes after the closing date of the merger.

The facilities contemplated by the debt financing commitment are conditioned on the merger being consummated prior to the merger agreement termination date, as well as other customary conditions including:

•	the absence of a material adverse change at the Company;

•	the creation of security interests;

•	the execution of satisfactory definitive documentation;

•	receipt of $215 million in equity from equity investors, including affiliates of the Fund;

•	the absence of any amendments or waivers to the merger agreement to the extent adverse to the lenders which have not been approved by the agents;

•	the absence of any defaults or event of default or breach of certain representation;

•	minimum EBITDA of twelve months prior to closing of $40 million; and

•	Parent having available to it under the Revolving Facility at least $15 million at closing after giving effect to the initial use of proceeds of the facilities at closing.

The commitment to provide the Revolving Facility and the Term Facilities was issued by Ableco Finance LLC. The Revolving Facility and the Term Facilities provided to Merger Sub will be guaranteed by Parent and the U.S. subsidiaries (subject to certain exceptions) of Parent (other than Greenfield), and the Term Facilities provided to German Sub will be guaranteed by Parent, the U.S. and German subsidiaries (subject to certain exceptions) of Parent (other than German Sub) and certain non-German subsidiaries to be agreed. The Revolving Facility and the Term Facilities provided to Merger Sub will be secured by a perfected first priority (or in the case of the Second Lien Term Facilities, second priority) lien (subject to certain permitted liens to be agreed) on substantially all assets of Parent, Greenfield and the U.S. subsidiary guarantors. The Term Facilities provided to German Sub will be secured by a perfected first priority (or in the case of the Second Lien Term Facilities, second priority) lien (subject to certain permitted liens to be agreed) on substantially all assets of Parent, Greenfield, German Sub and all subsidiary guarantors.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitment (or on other terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated by the merger agreement). In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources, on terms that are no less favorable to Parent and Merger Sub, as promptly as practicable after the occurrence of the event.

Although the debt financing described in this proxy statement is not subject to due diligence or “market out,” such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Limited Guarantee

In connection with the merger agreement, the Fund also entered into a limited guarantee whereby it absolutely, irrevocably and unconditionally guaranteed certain of the payment obligations of Parent and Merger Sub under the merger agreement, as well as certain fees and expenses related to costs of enforcement, up to a maximum aggregate cap amount of $13,500,000. The limited guarantee will terminate as of the earliest of: (1) the effective time of the merger, (2) satisfaction in full of the guaranteed obligations, subject to the cap, and (3) 180 days after termination of the merger agreement in accordance with its terms except as to a claim for payment of any guaranteed obligation presented by Greenfield to Parent, Merger Sub or the Fund on or prior to such 180th day. The Fund may assign all or a portion of its rights and obligations under the limited guarantee to one or more affiliates provided that the Fund shall not be relieved of its obligations under the limited guarantee.

Interests of Greenfield’s Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, Greenfield’s stockholders should be aware that certain of Greenfield’s directors and executive officers may have interests in the transaction that are different from, and/or in addition to, the interests of Greenfield’s stockholders generally. The Greenfield board of directors was aware of these potential conflicts of interests and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement and related matters.

Preexisting Employment Agreements and Other Arrangements

Certain executive officers will receive a bonus upon completion of the merger. On January 31, 2007, Greenfield entered into Sale Bonus Agreements with each of Stephan Musikant and Daniel Keller, the managing directors of Ciao GmbH. Under the Sale Bonus Agreements, Greenfield agreed to pay each of Mr. Musikant and Mr. Keller, upon a sale of all or substantially all of the stock of Greenfield, a sale bonus based on a formula contained in the agreements.

The following chart sets forth the estimated cash bonus payable upon completion of the merger as described above with respect to Mr. Musikant and Mr. Keller:

Stephan Musikant	[No more than $1.5 million]
Daniel Keller	[No more than $1.5 million]

In addition, certain executive officers will receive severance benefits in the event of a termination of employment, as described below:

On September 28, 2005, Greenfield entered into an employment agreement with Albert Angrisani, Greenfield’s President and Chief Executive Officer. This agreement was later amended on December 1, 2005 and on April 23, 2007. As amended to date, the agreement provides for an annual base salary of $500,000 or such higher salary as the compensation committee may determine. The employment agreement also provides that if Greenfield terminates Mr. Angrisani’s employment without cause (as defined therein), or if Mr. Angrisani resigns for any of the following reasons before December 31, 2008, Mr. Angrisani will be entitled to receive, as severance, an amount equal to 200% of the sum of (i) Mr. Angrisani’s base compensation in effect as of the date of termination and (ii) any performance bonus paid or payable for the fiscal year prior to the year of termination:

•	The occurrence of a change of control (as defined therein) (includes any merger pursuant to which Greenfield’s shares of common stock are converted into cash, securities or other property);

•	Greenfield’s material beach of obligations under the employment agreement;

•	Any decrease in Mr. Angrisani’s base compensation or any material reduction in the general nature of his duties or authority to a level inconsistent with a President and Chief Executive Officer;

•	The relocation of Greenfield’s principal executive offices to a location more than 50 miles farther from New York City than Wilton, Connecticut is from New York City; or

•	The failure of any successor in interest of Greenfield to be bound by the terms of the employment agreement.

The employment agreement requires that 50% of such severance amount be paid in a lump sum within 30 days after December 31, 2008 (the expiration date of the term of the agreement), with the balance in a lump sum on the one-year anniversary of the expiration date of the term of the agreement. Furthermore, in the event of a change of control, any unvested options granted to Mr. Angrisani under his employment agreement will immediately accelerate and become vested and exercisable.

On April 1, 2004, Greenfield entered into employment agreements with each of Jonathan A. Flatow and Robert E. Bies. The employment agreements with Mr. Bies and Mr. Flatow each provide that if, upon a change of control (as defined therein) or within one year thereafter, the executive’s employment is terminated without cause (as defined therein) or the executive officer resigns for any of the following reasons, then the executive officer is entitled to receive enhanced severance of (i) 18 months’ base salary, (ii) a pro rata portion of the annual bonus to which the executive officer would have been entitled under Greenfield’s performance-based bonus program in the year in which the termination occurs, and (iii) a fixed payment of three months’ base salary within 30 days following the termination date:

•	A material diminution of the executive’s title and status or assignment to duties and responsibilities inconsistent with those set forth in the employment agreement;

•	Relocation of the executive to any place greater than 30 miles from his current principal location (excluding New York City); or

•	A substantial reduction of the executive’s compensation package, unless such reduction is made by Greenfield ratably with all other executives at similar levels of responsibility.

Furthermore, the employment agreements provide that following termination without cause or a resignation for any of the above-listed reasons that occurs within one year following a change of control, any unvested stock options or other equity-based incentive awards held by the executive officers will accelerate and become immediately vested and exercisable and remain exercisable for a period of 12 months or until the end of their term, whichever occurs first.

Finally, on January 31, 2007, Ciao GmbH entered into employment agreements with each of Stephan Musikant and Daniel Keller. The employment agreements each provide that if Ciao GmbH terminates the executive’s employment without cause or if the executive officer resigns for any of the reasons listed below before December 31, 2009, then the executive officer will continue to receive base monthly compensation through December 31, 2009:

•	Material diminution of the executive officer’s title and status or assignment to duties and responsibilities inconsistent with those set forth in the agreement; or

•	Relocation of the executive officer’s principal place of business to any place greater than 50 kilometers from his current principal location.

The following chart sets forth the cash severance benefits payable upon a termination of employment as described above with respect to our executive officers:

Name	Estimated Cash Severance

Albert Angrisani	$1,957,500
Robert E. Bies	$542,500 + pro rata portion of 2008 annual performance bonus
Jonathan A. Flatow	$481,250 + pro rata portion of 2008 annual performance bonus
Stephan Musikant	Monthly base salary of €16,666 through December 2009
Daniel Keller	Monthly base salary of €16,666 through December 2009

Treatment of Stock Options

In addition, our directors and executive officers, as stockholders, may have preferences that differ from our unaffiliated stockholders. Each option to purchase shares of Greenfield common stock that is outstanding immediately prior to the consummation of the merger, whether or not vested, will fully vest immediately prior to such consummation. At the effective time of the merger, unless otherwise agreed between a holder thereof and Parent, each outstanding stock option will be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (a) the number of shares of Greenfield common stock subject to the option times (b) the excess, if any, of $15.50 over the per share exercise price of the option. The table below sets forth, as of July 15, 2008, for each of our executive officers, and our non-employee directors as a group:

•	The number of stock options with exercise prices below $15.50 per share held by such persons and the weighted average exercise price of such options; and

•	The cash payment that will be made to such person in respect of such stock options upon consummation of the merger.

		Weighted Average
		Exercise Price of
Name and Position	Options(1)	Options	Resulting Consideration

Albert Angrisani	916,800	$6.02	$8,689,964
Robert E. Bies	146,333	$7.30	$1,200,000
Stephan Musikant	45,000	$10.02	$246,500
Daniel Keller	45,000	$10.02	$246,500
Jonathan A. Flatow	112,333	$9.08	$720,772
Executive Officers and non-employee directors as a group (14 persons)	1,900,751	$7.69	$14,614,385

(1)	This table includes both vested and unvested stock options that have an exercise price of less than $15.50 per share. All unvested stock options held by executive officers and directors will accelerate automatically immediately prior to the closing of the merger.

New Employment Arrangements

While representatives of Quadrangle have had discussions with certain officers of the Company regarding Quadrangle’s future strategic plans and the possibility that such officers could contribute to those plans, there have been no promises or agreements regarding future employment with the surviving company following the merger or specific discussions regarding future compensation in the event of such employment.

Indemnification and Director and Officer Insurance.  The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Greenfield. Please see the section entitled “The Merger Agreement — Covenants — Indemnification, Exculpation, and Insurance” beginning on page [  ] of this document for more detail regarding the indemnification and insurance provisions in the merger agreement.

Appraisal Rights

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Greenfield common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Greenfield common stock as to which appraisal rights are asserted.

Holders of shares of Greenfield common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Greenfield common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of Greenfield common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of Greenfield common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any Greenfield stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Greenfield common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to Greenfield before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its Greenfield common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform Greenfield of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of Greenfield common stock wishing to exercise appraisal rights must be the record holder of the shares of Greenfield common stock on the date the written demand for appraisal is made and must continue to hold the shares of Greenfield common stock through the effective date of the merger. Accordingly, a holder of Greenfield common stock who is the record holder of Greenfield common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Greenfield common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of Greenfield common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of Greenfield common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Greenfield common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Greenfield common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if Greenfield common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Greenfield common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Greenfield common stock held for one or more beneficial owners while not exercising appraisal rights with respect to Greenfield common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Greenfield common stock as to which appraisal is sought. When no number of shares of Greenfield common stock is expressly mentioned, the demand will be presumed to cover all Greenfield common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Greenfield Online, Inc., 21 River Road, Wilton, CT 06897, Attention: Corporate Secretary. If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any former Greenfield stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Greenfield common stock that are entitled to appraisal rights. None of Parent, Greenfield or the surviving corporation is under any obligation to, and none of them has any present intention to, initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of Greenfield stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Greenfield stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation or its successor a statement setting forth the aggregate number of shares of Greenfield common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Greenfield common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Greenfield stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Greenfield stockholders who have demanded appraisal of their shares of Greenfield common stock and with whom agreements as to value have not been reached. After notice to such former Greenfield stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Greenfield stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Greenfield stockholders who demanded appraisal of their shares of Greenfield common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Greenfield stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Greenfield common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Greenfield stockholders considering seeking appraisal should be aware that the fair value of their shares of Greenfield common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Greenfield common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Greenfield stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Greenfield stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Greenfield common stock entitled to appraisal.

Any holder of Greenfield common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Greenfield common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Greenfield common stock (except dividends or other distributions payable to holders of record of Greenfield common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its Greenfield common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Greenfield common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). An Greenfield stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Greenfield or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Greenfield stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety. The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and which is incorporated into this proxy statement by reference.

The merger agreement contains representations and warranties made by and to Greenfield, Parent and Sub. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract. Please note that certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure and Effective Time

The merger agreement provides that at the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Greenfield. Greenfield will survive the merger and will continue to exist after the merger as a wholly owned subsidiary of Parent. The certificate of incorporation of Greenfield will be amended and restated at the effective time of the merger so as to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the effective time, except that the name of the surviving corporation will be Greenfield Online, Inc. and the provision regarding the incorporator shall be omitted. The bylaws of Greenfield will be amended and restated at the effective time of the merger so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time, except that references to Merger Sub shall be replaced by references to Greenfield Online, Inc.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware (or at a later time if mutually agreed and specified in the certificate of merger). Parent will file the certificate of merger on the closing date of the merger, which will be not later than the third business day after the satisfaction or waiver of the conditions in the merger agreement, unless another date or time is agreed to in writing by Greenfield and Parent. We currently expect to complete the merger shortly after the special meeting. However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “Conditions to the Merger” below.

Merger Consideration

At the effective time of the merger, each share of Greenfield common stock issued and outstanding immediately prior to the effective time will automatically be cancelled and will cease to exist and will be converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes, other than shares of Greenfield common stock: (1) held in treasury by Greenfield or owned, directly or indirectly, by Parent or Merger Sub, which shares will be cancelled and in respect of which no consideration shall be paid; (2) held by any direct or indirect wholly owned subsidiary of Greenfield, which shares will remain outstanding; and (3) owned by stockholders validly perfecting appraisal rights in accordance with the DGCL, which stockholders shall be entitled to payment of the appraisal value of such shares to the extent permitted by and in accordance with the provisions of the DGCL. See “The Merger — Appraisal Rights.” After the merger is effective, each holder of any shares of Greenfield common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Payment Procedures

Before the merger becomes effective, Parent will appoint a bank or trust company that is reasonably satisfactory to Greenfield to act as paying agent for the payment of merger consideration. At the effective time of the merger, Parent or the surviving corporation will deposit with the paying agent an amount of cash sufficient to pay the aggregate merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If the merger agreement is adopted, as soon as reasonably practicable following the effective time of the merger, the paying agent will mail to each holder of record of shares of Greenfield common stock a letter of transmittal and instructions explaining how to surrender certificates representing shares of Greenfield common stock or shares of Greenfield common stock represented by book-entry in exchange for merger consideration. Each holder of certificates representing shares of Greenfield common stock or shares represented by book-entry will, once such certificates or book-entry shares are surrendered to the paying agent together with a duly executed letter of transmittal and any other documents reasonably requested by the paying agent, be entitled to receive the merger consideration in respect of such shares as set forth above under “Merger Consideration.”

The letter of transmittal and instructions will tell you what to do if you have lost a share, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against Parent with respect to such lost, stolen or destroyed shares.

No interest will be paid or accrue on the merger consideration. Parent, the surviving corporation or the paying agent shall be entitled to deduct and withhold any applicable taxes from the merger consideration.

Treatment of Greenfield Stock Options

Each option to purchase shares of Greenfield common stock that is outstanding immediately prior to the effective time, whether or not vested, will fully vest immediately prior to the effective time. At the effective time, except as otherwise agreed by Parent and a holder thereof, each outstanding stock option will be cancelled and converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (a) the number of shares of Greenfield common stock subject to the option times (b) the excess, if any, of $15.50 over the per share exercise price of the option.

Directors and Officers

The directors of Merger Sub immediately before the merger will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Greenfield immediately before the merger will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Representations and Warranties

The merger agreement contains representations and warranties we made to Parent and Merger Sub, including representations and warranties relating to:

•	due organization, valid existence, good standing and corporate power;

•	ownership of our subsidiaries and the absence of certain restrictions or encumbrances with respect to the capital stock of such subsidiaries;

•	capital structure;

•	corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	the recommendation by our board of directors of the merger agreement to our stockholders;

•	absence of conflicts, consent or filing requirements, or violations under our charter documents, contracts, and applicable law (except for applicable antitrust notification requirements under the HSR Act and any other applicable antitrust, competition or premerger notification requirements) or judicial order;

•	compliance of documents filed by us with the Securities and Exchange Commission, or SEC, with applicable requirements and the accuracy and completeness of the information in those documents;

•	our internal controls and procedures for financial reporting and disclosure;

•	absence of undisclosed liabilities;

•	accuracy of information supplied by Greenfield for this proxy statement;

•	absence of certain changes or events from December 31, 2007 to June 15, 2008, the date of the merger agreement, and the absence of a material adverse effect on our business since December 31, 2007;

•	absence of any undisclosed pending litigation or litigation-based order against us that would reasonably be expected to have a material adverse affect on our business;

•	status of pending class action lawsuit;

•	absence of breaches of material contracts and other representations relating to material contracts;

•	compliance with applicable laws and permit requirements, including federal, state, local, and foreign environmental laws;

•	employee benefit plans and labor relations;

•	absence of any “excess golden parachute” payment obligations to any of our current or former employees or directors;

•	taxes;

•	leased real properties;

•	intellectual property;

•	stockholder voting requirements;

•	inapplicability of any takeover statutes;

•	indebtedness and liens;

•	absence of brokers’ and finders’ fees (other than the fee to Deutsche Bank); and

•	receipt of an opinion from our financial advisor.

Certain of our representations and warranties are qualified by a material adverse effect standard. A material adverse effect means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of Greenfield and its subsidiaries, taken as a whole, or (ii) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to:

•	the announcement or the existence of the merger agreement and the transactions contemplated thereby;

•	changes in general economic or political conditions or the financial, credit or securities markets (so long as Greenfield or its subsidiaries are not disproportionately affected thereby);

•	changes in applicable laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules or principles (so long as Greenfield or its subsidiaries are not disproportionately affected thereby);

•	changes affecting generally the industries in which Greenfield and its subsidiaries conduct business (so long as Greenfield or its subsidiaries are not disproportionately affected thereby); or

•	any outbreak or escalation of hostilities or war or any act of terrorism (so long as Greenfield or its subsidiaries are not disproportionately affected thereby).

The merger agreement contains representations and warranties Parent and Merger Sub made to us, including representations and warranties relating to:

•	due organization, valid existence, good standing and corporate power;

•	requisite authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	the absence of conflicts, consent or filing requirements, or violations under charter documents, contracts, and applicable law (except for applicable antitrust notification requirements under the HSR Act and any other applicable antitrust, competition or premerger notification requirements) or judicial order;

•	capital structure of Merger Sub;

•	accuracy of information supplied by Parent and Merger Sub for this proxy statement;

•	validity of equity and debt financing commitments and the sufficiency of the proceeds;

•	brokers’ and finders’ fees;

•	the absence of any pending litigation or litigation-based order against Parent or any of its subsidiaries that would reasonably be expected to have a Parent material adverse effect;

•	solvency of the surviving corporation as of the effective time of the merger;

•	“interested stockholder” status, as such term is defined in section 203 of the Delaware General Corporation Law;

•	the absence of arrangements between Parent, Merger Sub and Quadrangle, on the one hand, and any member of Greenfield’s management or Board of Directors, on the other hand, relating to transactions contemplated by the merger agreement;

•	delivery of a guarantee from an affiliate of Quadrangle to Greenfield; and

•	Parent’s and Merger Sub’s review and analysis of the businesses, assets, operations and prospects of Greenfield and its subsidiaries and lack of any representations or warranties made by Greenfield or its subsidiaries outside of the merger agreement.

Certain of Parent’s representations and warranties are qualified by a Parent material adverse effect standard. A material adverse effect, for purposes of the representations and warranties of Parent, means any fact, circumstance, change or effect that, individually or in the aggregate, prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair the consummation of the merger and the other transactions contemplated by the merger agreement (other than the inability of Parent to obtain financing).

The representations and warranties of each of the parties will expire once the merger becomes effective.

Covenants

Conduct of the Business of Greenfield Prior to the Merger.  From the date of the merger agreement until the merger becomes effective, Greenfield and its subsidiaries have agreed to conduct business in all material respects in the ordinary course and to use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees, and consultants, and to preserve its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it.

In addition, Greenfield and its subsidiaries have agreed to various specific restrictions on Greenfield’s business and operations. Without Parent’s prior written consent (which consent shall not unreasonably be withheld or delayed), Greenfield and its subsidiaries have agreed not to, among other things:

•	declare, set aside or pay any dividends or other distributions (whether in cash, stock or property) in respect of any capital stock of Greenfield, other than dividends or distributions by one of our wholly owned subsidiaries to Greenfield or another wholly owned subsidiary of Greenfield;

•	split, combine, or reclassify any of our capital stock or issue any other securities in respect of, in lieu of or in substitution of our capital stock;

•	purchase, redeem or otherwise acquire any of our capital stock or other securities, or any rights, warrants, or options to acquire such securities, unless required to do so by the terms of (1) our current stock plans, or (2) any existing plan, arrangement, or contract between Greenfield or any of its subsidiaries and any of their respective directors or employees;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of Greenfield capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts in effect as of the date of the merger agreement, other than (1) the issuance of shares of Greenfield common stock upon the exercise of stock options or in connection with Greenfield stock based awards, in each case in accordance with their terms on the date of the merger agreement, or (2) grants required by the terms of any plans, arrangements or contracts existing on the date of the merger agreement between Greenfield or any of its subsidiaries and any of their respective directors or employees;

•	amend or waive any material provision in Greenfield’s certificate of incorporation or bylaws or other comparable charter documents of Greenfield’s subsidiaries, except as may be required by law or the SEC or the Nasdaq Global Market;

•	directly or indirectly acquire in any manner any entity or division, business or equity interest of any entity or acquire any material assets, except for permitted capital expenditures;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its material rights, properties or assets or any interests therein (including securitizations), or enter into, modify or amend in a material respect any lease of material property;

•	incur any indebtedness for borrowed money, except under existing credit agreements and other specified lines of credit;

•	issue or sell any debt securities or calls, options, warrants or other rights to acquire the debt securities of Greenfield or its subsidiaries;

•	guarantee the indebtedness for borrowed money or debt securities of another person;

•	enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect, other than short-term borrowings in the ordinary course;

•	make any loans or advances to any other person, except loans, advances, capital contributions or investments between any wholly owned subsidiary of Greenfield and Greenfield or another wholly owned subsidiary of Greenfield in the ordinary course of business consistent with past practice;

•	make any new capital expenditure exceeding specified amounts;

•	except as required by applicable law or a final judgment by a court of competent jurisdiction, (1) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation where the uninsured amount to be paid is greater than $500,000, other than in the ordinary course of business or in accordance with the terms of liabilities disclosed in the most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business; (2) cancel any material indebtedness in excess of $100,000; (3) waive or assign any claims or rights of material value; or (4) waive any material benefits of any standstill or similar agreements to which Greenfield or any of our subsidiaries is a party, or materially modify, knowingly fail to enforce, or consent to any material matter in such an agreement;

•	enter into any contracts (1) restricting or purporting to restrict any of Greenfield’s affiliates’ (other than Greenfield’s subsidiaries) ability to compete in any line of business, geographic area, or consumer segment or (2) restricting Greenfield’s or any of its subsidiaries’ ability to compete in any line of business, geographic area, or customer segment that is material to Greenfield and its subsidiaries taken as a whole;

•	enter into, modify, renew, amend or terminate any contract or waive, release or assign or delegate any material rights or claims thereunder, except in the ordinary course of business consistent with past practice and on terms not materially adverse to Greenfield or its subsidiaries, taken as a whole;

•	take specified actions with respect to employee benefits matters;

•	except as required by GAAP, revalue any material assets of Greenfield or any of its subsidiaries or make any material change with respect to financial accounting methods, principles or practices;

•	except as required by law, (1) make or change any tax election, (2) settle any tax audit, (3) file any amended tax return,(4) adopt or change any accounting method with respect to taxes (except to comply with GAAP), (5) enter into any closing agreement with respect to taxes, (6) file or surrender any claim for a tax refund, or (7) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Greenfield or any of its subsidiaries, in each case, that is reasonably likely to result in an increase to a tax liability, which increase is material to Greenfield and its subsidiaries, taken as a whole;

•	enter into any line of business outside its existing business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly-owned subsidiaries); or

•	authorize any of, or commit, resolve, propose or agree to take any of the foregoing actions.

The merger agreement provides that each of Greenfield and Parent will promptly advise the other if any representation, warranty, condition or agreement made in the agreement becomes untrue or inaccurate in a manner that would result in the failure of certain of the conditions to its obligation to complete the merger, and if it fails materially to comply with or satisfy in any material respect any covenant, condition or agreement under the merger agreement.

Each of Greenfield and Parent will promptly provide the other with copies of all filings to any governmental entity in connection with the merger agreement and the transactions contemplated thereby, to the extent permitted by law. However, neither Greenfield nor Parent is required to provide any portion of these filings to the other that includes confidential or proprietary information not directly related to the transactions contemplated by the merger agreement.

Go-shop period.  From June 15, 2008 until 11:59 P.M. (New York City time) on August 4, 2008, which period is referred to as the go-shop period, Greenfield, its subsidiaries and their respective representatives have the right under the merger agreement to (a) initiate, solicit and encourage takeover proposals (as defined below) and (b) enter into and maintain discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Greenfield may provide non-public information concerning Greenfield or its subsidiaries only pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the confidentiality agreement between Greenfield and Quadrangle; provided, that Greenfield will promptly provide to Parent any material non-public information that is provided to any third party and which was not previously provided to Parent.

Within two business days of the expiration of the go-shop period, Greenfield shall notify Parent of the number of persons that have submitted takeover proposals (and the material terms of the proposals) prior to such expiration that constitute or could reasonably be expected to result in a superior proposal (as defined below), as determined by the board of directors of Greenfield in good faith, after consultation with its financial advisors and outside counsel, and with respect to which the board of directors of Greenfield has determined in good faith, after consultation with outside counsel, that failure to participate in discussions or negotiations with the person making the takeover proposal could reasonably be expected to violate the board’s fiduciary duties, which persons submitting such takeover proposals shall be referred to as excluded parties.

A “takeover proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of assets (including equity securities of a subsidiary of Greenfield) or businesses that constitute 15% or more of the revenues, net income or assets of Greenfield and its subsidiaries (taken as a whole), or 15% or more of any class of equity securities of Greenfield and its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of equity securities of Greenfield or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Greenfield or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Greenfield or any of its subsidiaries or of any resulting parent company of Greenfield, in each case other than the transactions contemplated by the merger agreement.

A “superior proposal” means any takeover proposal that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of outstanding Greenfield common stock or a majority of the assets of Greenfield and its subsidiaries (taken as a whole), which the Greenfield board of directors reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of Greenfield from a financial point of view than the merger (taking into account all the terms and conditions of such proposal and the merger agreement with Parent and Merger Sub, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms in the merger agreement with Parent and Merger Sub), (y) all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and (z) any changes to the financial and other terms of the merger agreement with Parent and Merger Sub proposed by Parent in response to such takeover proposal or otherwise).

No-Solicitation.  Subject to the exceptions contained in the merger agreement described below, at the expiration of the go-shop period, Greenfield will not, and will cause each of its subsidiaries and each of its representatives and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate or solicit or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any takeover proposal; or

•	engage in negotiations or discussions with, or furnish information to any person related to a takeover proposal; approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any takeover proposal; execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal; enter into any agreement requiring Greenfield to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or publicly propose to do any of the foregoing.

In addition, except as may relate to any excluded party and subject to certain other exceptions contained in the merger agreement and described below, at the expiration of the go-shop period, Greenfield will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation conducted by Greenfield, its subsidiaries or any representatives.

Notwithstanding the restrictions described above, at any time from August 5, 2008 and prior to stockholder approval of the merger agreement, Greenfield may participate in discussions or negotiations with a person making a takeover proposal and furnish information to such person about Greenfield and its subsidiaries subject to the same conditions under which such information may be provided during the go-shop period, if all of the following conditions are met:

•	Greenfield receives an unsolicited written takeover proposal that the Greenfield board of directors believes in good faith to be bona fide; and

•	the Greenfield board of directors determines in good faith (after consultation with outside legal and financial advisors) that such proposal constitutes or could reasonably be expected to result in a superior proposal; and

•	the Greenfield board of directors determines in good faith (after consultation with outside counsel) that the failure to take such action could reasonably be expected to violate its fiduciary duties under applicable law.

In addition, notwithstanding the restrictions described above, at any time from August 5, 2008 and prior to stockholder approval of the merger agreement, Greenfield may participate in discussions or negotiations with and furnish information to excluded parties.

After the go-shop period, Greenfield must notify Parent within one business day of the receipt of any takeover proposal, including its material terms and the identity of the person making the proposal. In addition, Greenfield must keep Parent informed of the status of the proposal and of any material amendments or proposed material amendments thereto and any material developments, discussions and negotiations no later than two calendar days after the amendment, development, discussion or negotiation. Greenfield shall notify Parent within one business day if it determines to begin providing information or to engage in discussions or negotiations.

Change in Recommendation; Stockholders’ Meeting.  The merger agreement provides that Greenfield’s board of directors will not (i) approve, endorse or recommend any takeover proposal or enter into a definitive agreement with respect to a takeover proposal, or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the board’s recommendation that the stockholders adopt the merger agreement, except as described below. Any such approval, endorsement, recommendation, modification or amendment is referred to as a “change in recommendation.”

In circumstances not involving a competing takeover proposal and prior to the adoption of the merger agreement by Greenfield stockholders, our board of directors can effect a change in recommendation if it determines in good faith (after consultation with outside legal counsel) that such action is necessary in order for it to comply with its fiduciary obligations to stockholders. Greenfield must give Parent written notice not later than one business day after such action is taken, describing in reasonable detail the action taken and the basis for such action.

In circumstances involving a superior proposal and prior to the adoption of the merger agreement by Greenfield stockholders, Greenfield’s board of directors may make a change in recommendation no earlier than three calendar days after Parent receives written notice that the Greenfield board of directors intends to take such action and specifying the material terms and conditions of the superior proposal. During those three days, Greenfield must negotiate with Parent in good faith (to the extent Parent desires to negotiate) to revise the merger agreement so that the competing takeover proposal no longer constitutes a superior proposal. If after such three-day period the takeover proposal has not been withdrawn and continues to constitute a superior proposal, Greenfield’s board of directors may make a change in recommendation and/or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal (provided that Greenfield may not terminate the merger agreement unless it pays Parent the termination fee described in “Fees and Expenses” below).

Notwithstanding a change in recommendation, unless the merger agreement is terminated in accordance with its terms (which are more fully described in “Termination” below), the merger agreement shall be submitted to stockholders of Greenfield for purposes of adopting the merger agreement. The merger agreement requires Greenfield to, within 120 days from the date of the merger agreement, establish a record date for, duly call, give notice of and convene a meeting of stockholders for the purpose of obtaining the stockholder approval required to adopt the merger agreement; provided that the date may be extended to permit Greenfield to file and distribute any required material amendment to the proxy statement.

Reasonable Best Efforts.  Subject to the limitations described below, Greenfield and Parent have agreed to cooperate with each other and to use their reasonable best efforts to take all actions necessary to complete the merger as promptly as practicable, including: ensuring the conditions to the merger are satisfied; obtaining the necessary actions or nonactions, waivers, consents, clearances, and approvals; making of all necessary registrations and filings; and obtaining all necessary consents, approvals or waivers from third parties. In particular, Greenfield and Parent have agreed:

•	to file the notifications required under the HSR Act with the FTC and the Antitrust Division as promptly as practicable, and in any case within ten business days following the date of the merger agreement unless Greenfield and Parent mutually agree otherwise;

•	to make, as promptly as practicable, all notifications and other filings required under any other applicable competition, merger control, antitrust or similar law that Greenfield and Parent deem advisable or appropriate;

•	to cooperate and consult with each other in connection with the making of all such filings, notifications and other material actions, including by providing the other party in advance with copies of filings and other relevant correspondence with government entities and considering in good faith the views of the other party in connection therewith (provided that such material may be redacted as necessary to comply with contractual arrangements or to address good faith legal privilege or confidentiality concerns);

•	not to file any document or take any action to which the other party has reasonably objected on the grounds such filing or action would reasonably be expected to either prevent, materially delay or materially impede the completion of the merger or cause a condition to the completion of the merger not to be satisfied in a timely manner;

•	to inform the other party upon receipt of any material communication from a governmental entity regarding the merger; to consult with the other party in advance before any substantive meeting with a government entity, and to give the other party the opportunity to attend and participate;

•	to use all reasonable efforts to negotiate a resolution of any objections underlying any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the merger or the other transactions contemplated by the merger agreement; and

•	to use reasonable best efforts to defend and contest any such lawsuits or other legal proceedings.

Parent and its subsidiaries are not required to, and Greenfield and its subsidiaries may not without the prior written consent of Parent, consent to or otherwise take any action with respect to any requirement or condition to hold separate or otherwise dispose of the assets or business of Greenfield, Parent or any of their respective affiliates in any manner which would reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Parent, Greenfield or their respective subsidiaries taken as a whole.

Greenfield and our board of directors agree to use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to the merger agreement, the merger or any of the transactions contemplated by the merger agreement, and if such a law becomes applicable, to minimize the effect of the law on the merger agreement, the merger or the transactions contemplated by the merger agreement and to ensure that the merger is completed as promptly as practicable.

Indemnification, Exculpation, and Insurance.  Parent has agreed that the surviving corporation shall assume the indemnification and exculpation obligations, including advancement of expenses, now existing in favor of the current or former directors, officers, employees or agents of Greenfield and its subsidiaries as provided in Greenfield’s or any of its subsidiaries’ certificate of incorporation, by-laws or any indemnification contracts, and these obligations will survive the merger and continue in full force for at least six years thereafter. If the surviving corporation or any of its successors or assigns consolidates with, merges into, or transfers all or substantially all of its assets to another entity, then Parent agrees to ensure that the successors and assigns of the surviving corporation shall expressly assume these obligations. If the surviving corporation transfers any material portion of its assets or Parent materially impairs the surviving corporation from satisfying these obligations, Parent will either guarantee these obligations itself, or will take such other action to ensure that the surviving corporation can legally and financially satisfy them.

For six years after the effective time of the merger, Parent will maintain directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time for each person currently covered by the directors’ and officers’ liability insurance policy of Greenfield and its subsidiaries. The surviving corporation may substitute policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of A X or better, provided the substitution will not result in any gaps in coverage; however, the surviving corporation must first use its reasonable best efforts to obtain from such carriers a “tail” policy for the full six year period, and may only obtain such coverage in annual policies from such carriers if it is unable to obtain such a “tail policy” after exerting such efforts for a reasonable period of time. The surviving corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by Greenfield, and if it is unable to obtain full coverage for this price, it will obtain as much comparable insurance as possible for a price equal to this maximum amount.

Employee Benefits. For a period of two years following completion of the merger, Parent shall cause the surviving corporation and its affiliates to provide to each current employee of Greenfield and its subsidiaries compensation and benefits no less favorable, in the aggregate, to those provided to Greenfield employees immediately prior to the effective time of the merger (but following completion of the merger, any grant of equity based compensation awards to Greenfield employees will remain discretionary); provided that, following the first anniversary of the effective time of the merger, Parent shall be permitted to make market rate adjustments to welfare plan employee premium and copay arrangements.

Financing.  Parent and Merger Sub have agreed to use their reasonable best efforts to (i) arrange the financing on the terms and conditions contemplated by the financing commitments obtained by Parent and Merger Sub (or on other terms that would not adversely impact the ability of Parent and Merger Sub to timely consummate the transactions contemplated by the merger agreement), (ii) negotiate definitive agreements with respect to the debt financing on the terms and conditions contained in the debt commitment letter (or on other terms that would not adversely impact the ability of Parent and Merger Sub to timely consummate the transactions contemplated by the merger agreement) and (iii) to satisfy all agreements and conditions applicable to it in such definitive agreements and consummate the financing no later than November 30, 2008. Greenfield and its subsidiaries shall reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Parent (provided that such cooperation does not unreasonably interfere with the ongoing operations of Greenfield and its subsidiaries), including providing specified financial information.

Other Covenants.  The merger agreement contains additional agreements among Greenfield and Parent relating to, among other things:

•	the filing of this proxy statement with the SEC and the accuracy of the information contained in this proxy statement (and cooperation in response to any comments from the SEC with respect to the proxy statement);

•	Parent’s access to Greenfield’s properties, books, contracts, commitments, personnel, records, financial information, and other information concerning our business (including cooperating with Parent in connection with Parent obtaining financing to complete the merger), and the confidentiality of the disclosures exchanged;

•	coordination and consultation between the parties regarding press releases and other public statements proposed to be made by either of them; and

•	participation in the defense or settlement of any stockholder litigation.

Conditions to the Merger

The obligations of Greenfield, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Greenfield common stock;

•	expiration or termination of the requisite waiting period under the HSR Act; and

•	the absence of any applicable law or order making illegal, enjoining or preventing the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties made by Greenfield in the merger agreement (except those discussed below), disregarding all qualifications or exceptions therein relating to materiality or material adverse effect, being true and correct as of the date of the closing of the merger as though made at and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), except as would not, individually or in the aggregate, have a material adverse effect;

•	Greenfield’s representations and warranties with regard to due organization, valid existence, good standing and corporate power, subsidiaries and capital structure being true and correct in all material respects as of the date of the closing of the merger (except that those representations and warranties that relate to a particular date or period shall have been true and correct only as of such date or period);

•	Greenfield’s representations and warranties with regard to the absence of certain circumstances, events or changes that have had or would reasonably be expected to have a material adverse effect being true and correct as of the date of the closing of the merger as though made on such date;

•	Greenfield’s performance, in all material respects, of all obligations required to be performed by Greenfield under the merger agreement at or prior to the completion of the merger other than those obligations which Parent has waived in writing, and Greenfield shall have provided Parent an officer’s certificate to this effect;

•	the aggregate number of shares of Greenfield common stock, the holders of which have demanded purchase of their shares of Greenfield common stock in accordance with Section 262 of the Delaware General Corporation Law, shall not equal 10% or more of the shares of Greenfield common stock outstanding as of the record date for Greenfield’s stockholders meeting; and

•	consolidated EBITDA, as defined in Annex II to the merger agreement, for the applicable trailing twelve-month period shall not be less than $40,000,000.

In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement, disregarding all qualifications or exceptions therein relating to materiality or Parent material adverse effect, being true and correct as of the closing date of the merger as though made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), except as would not, individually or in the aggregate, prevent or materially delay or materially impair the completion of the merger or the other transactions contemplated by the merger agreement; and

•	Parent’s and Merger Sub’s performance, in all material respects, of all obligations required to be performed by them under the merger agreement at or prior to the completion of the merger other than those obligations which Greenfield has waived in writing, and Parent and Merger Sub shall have provided the Company an officer’s certificate to this effect.

Neither Greenfield, Parent, nor Merger Sub may rely on the failure of any these conditions to be satisfied if the failure was caused by that party’s failure to act in good faith or to use its reasonable best efforts to consummate the merger.

Termination

The merger agreement may be terminated at any time before the merger becomes effective, even after Greenfield stockholders have adopted the merger agreement, if Greenfield, Parent, and Merger Sub each consent to such termination. The merger agreement may also be terminated at any time prior to the effective time of the merger under specified circumstances, including:

by either Greenfield or Parent if:

•	the merger is not completed by November 30, 2008, provided that this right will not be available to a party whose breach of a representation, warranty, covenant or agreement in the merger agreement caused in whole or in material part the failure of the merger to be completed by such date;

•	Greenfield stockholders do not adopt the merger agreement at the special meeting (or any adjournment or postponement thereof); or

•	if an injunction or similar legal restraint or order of any governmental entity permanently enjoining or otherwise prohibiting the completion of the merger becomes final and non-appealable, provided, that the terminating party shall have used reasonable best efforts to prevent, oppose and remove such injunction;

by Parent if:

•	Greenfield breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would give rise to a failure of a separate condition of Parent’s and Merger Sub’s obligation to complete the merger and is uncured or incapable of being cured by the earlier of November 30, 2008 or thirty calendar days after receipt of written notice of the breach; provided that Parent shall not have the right to terminate the merger agreement in accordance with the foregoing in respect of an inaccuracy of any representation or warranty of which Parent had knowledge on the date of the merger agreement or if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement that would cause a separate condition of Greenfield’s obligation to complete the merger to not be satisfied; or

•	Greenfield’s board of directors makes a change in recommendation (or publicly proposes to make a change in recommendation), fails to comply with the merger agreement’s covenants regarding restrictions on solicitation and competing takeover proposals or fails to recommend against acceptance of a tender or exchange offer that constitutes a takeover proposal within ten business days after commencement;

by Greenfield if:

•	Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would give rise to a failure of a separate condition of Greenfield’s obligation to complete the merger and is uncured or incapable of being cured by the earlier of November 30, 2008 or thirty calendar days after receipt of written notice of the breach; provided that Greenfield shall not have the right to terminate the merger agreement in accordance with the foregoing if it is then in material breach of any representation, warranty, covenant or other agreement that would cause a separate condition of Parent’s and Merger Sub’s obligation to complete the merger to not be satisfied; or

•	Greenfield’s stockholders have not yet adopted the merger agreement and, in connection with a takeover proposal that Greenfield’s board of directors concludes in good faith constitutes a superior proposal, Greenfield is terminating the merger agreement to enter into a definitive agreement with respect to such superior proposal, provided that Greenfield complies with the provisions of the merger agreement relating to competing takeover proposals and Greenfield pays Parent the termination fee (see “Fees and Expenses” below).

If the merger agreement is terminated, it will become void and there will be no liability or obligation on the part of Parent, Merger Sub, Greenfield or their respective directors, officers or stockholders except with respect to the limited guarantee (to the extent provided therein), the fees described below under “Fees and Expenses,” the general provisions of the merger agreement and, with respect to Greenfield, liability for willful and material breaches of the merger agreement.

Fees and Expenses

Except as provided below, and in the immediately preceding paragraph, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses, whether or not the merger is consummated.

Greenfield will pay Parent an amount equal to Parent’s reasonable, documented out-of-pocket expenses incurred in connection with or related to the sale process, such amount not to exceed $3,500,000 if:

•	Parent or the Company terminates the merger agreement because Greenfield’s stockholders do not adopt the merger agreement at the special meeting (or if the merger agreement is terminated by the Company for a different reason at a time when the merger agreement is terminable in accordance with the foregoing); or

•	Parent terminates the merger agreement because Greenfield breaches or fails to perform any of its representations, warranties, covenants or agreements, which breach would give rise to a failure of a separate condition of Parent’s and Merger Sub’s obligation to complete the merger and is uncured or incapable of being cured by the earlier of November 30, 2008 or thirty calendar days after receiving written notice of the breach (or if the merger agreement is terminated by the Company for a different reason at a time when the merger agreement is terminable in accordance with the foregoing)

Greenfield must pay Parent a termination fee of $10,000,000 (or $5,000,000 if terminated in accordance with the first point below with respect to an excluded party), less any reasonable expenses that are paid or payable pursuant to the preceding paragraph, if:

•	Greenfield’s stockholders have not yet adopted the merger agreement and Greenfield terminates the merger agreement in connection with a takeover proposal that Greenfield’s board of directors concludes in good faith constitutes a superior proposal, to enter into a definitive agreement with respect to such superior proposal, provided that Greenfield complies with the provisions of the merger agreement relating to competing takeover proposals;

•	Parent terminates the merger agreement because Greenfield’s board of directors makes a change in recommendation (or publicly proposes to make a change in recommendation), fails to comply with the merger agreement’s covenants regarding restrictions on solicitation and competing takeover proposals or fails to recommend against acceptance of a tender or exchange offer that constitutes a takeover proposal within ten business days after commencement; or

•	A takeover proposal shall have been made (or an intention to make a takeover proposal was publicly announced) and thereafter the merger agreement is terminated (1) by Parent or the Company in accordance with their rights to terminate as a result of the merger not being completed by November 30, 2008 or because Greenfield’s stockholders do not adopt the merger agreement at the special meeting or (2) by Parent pursuant to Parent’s right to terminate as a result of a breach by Greenfield of any of its representations, warranties, covenants or agreements and, in each case, within nine months after such termination, the Company enters into or submits to the stockholders a definitive agreement with respect to a takeover proposal, or consummates the transactions contemplated by any takeover proposal (provided that for this purpose, all references in the definition of “takeover proposal” to 15% shall be replaced by references to 50%).

Parent must pay Greenfield a termination fee of $12,500,000 if:

•	Greenfield terminates the merger agreement because Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach would give rise to a failure of a condition of Greenfield’s obligation to complete the merger and is uncured or incapable of being cured by the earlier of November 30, 2008 or thirty calendar days after receipt of written notice of the breach and at the time of such termination all of the mutual conditions to complete the merger, as well as the specific conditions to Parent’s and Merger Sub’s obligation to complete the merger have been satisfied; or

•	Greenfield terminates the merger agreement because the merger has not been completed by November 30, 2008 and at the time of such termination all of the mutual conditions to complete the merger, as well as the specific conditions to Parent’s and Merger Sub’s obligation to complete the merger have been satisfied for at least one business day prior to such termination.

Limited Remedies

The maximum aggregate liability of Parent and Merger Sub for losses and damages incurred by Greenfield in connection with the merger agreement is $12,500,000. Greenfield cannot seek specific performance against Parent or Merger Sub, and the payment of the termination fee by Parent set forth above under “Fees and Expenses” is Greenfield’s sole and exclusive remedy for loss suffered as a result of the failure of the merger to be completed.

The maximum aggregate liability of Greenfield for losses and damages incurred by Parent and Merger Sub in connection with the merger agreement is $10,000,000 (provided that prior to termination of the merger agreement Parent and Merger Sub can seek specific performance against Greenfield).

Amendment

Greenfield, Parent, and Merger Sub may amend the merger agreement by a written agreement signed on behalf or each of the parties; provided that following receipt of stockholder approval, any amendment that by law requires further stockholder approval will not be made without such approval having been obtained.

Extension and Waiver

At any time before the merger becomes effective, to the extent permitted by applicable law, the parties may extend the time for the performance of any of the obligations of the other parties, waive any inaccuracies in the parties’ representations and warranties or in any delivered document, or waive compliance with any of the agreements or conditions contained in the merger agreement. Such an extension or waiver must be set forth in writing signed on behalf of the party. The failure of any party to assert its rights, in whole or in part, under the merger agreement will not constitute a waiver of such rights.

General Provisions

The merger agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

The general provisions section of the merger agreement also contains additional provisions regarding the non-survival of representations and warranties, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability and interpretation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS

The following table shows, as of July 15, 2008, the Greenfield equity securities beneficially owned by each person believed by us to own more than 5% of our common stock, each current director, each named executive officer, and all of the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o Greenfield Online, Inc. 21 River Road, Wilton, CT 06897.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and generally includes voting or investment power with respect to securities. Shares of our common stock that a person has the right to acquire within 60 days of July 15, 2008 are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person. On the record date, there were [26, 336,754] shares of our common stock outstanding.

		Percentage of
Name	Number of Shares	Outstanding Shares

Executive Officers and Directors
Albert Angrisani(1)	865,295	3.2%
Lise J. Buyer(2)	42,562	*
Burton J. Manning(3)	94,171	*
Joel R. Mesznik(4)	359,829	1.4%
Joseph A. Ripp(5)	5,687	*
Charles W. Stryker(6)	5,999	*
Robert E. Bies(7)	152,884	*
Stephan Musikant(8)	30,000	*
Daniel Keller(9)	30,000	*
Jonathan A. Flatow(10)	98,119	*
All Executive Officers and Directors as a Group (14 persons)	2,073,371	7.4%
5% Stockholders
Springhouse Capital, LP(11)	2,094,330	8.0%
Pennant Capital Management, LLC(12)	2,036,900	7.7%
Fidelity Management and Research Corp.(13)	1,934,473	7.3%
Eagle Asset Management, Inc.(14)	1,892,351	7.2%
Burgundy Asset Management Ltd.(15)	1,823,444	6.9%
Barclays Global Investors N.A.(16)	1,687,139	6.4%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 845,295 shares issuable upon exercise of outstanding options held by Mr. Angrisani exercisable within 60 days of July 15, 2008.

(2)	Represents 42,562 shares issuable upon exercise of outstanding options held by Ms. Buyer exercisable within 60 days of July 15, 2008.

(3)	Includes 63,703 shares issuable upon exercise of outstanding options held by Mr. Manning exercisable within 60 days of July 15, 2008.

(4)	Includes (a) 44,843 shares issuable upon exercise of outstanding options held by Mr. Mesznik exercisable within 60 days of July 15, 2008, (b) 16,892 shares held by the Joel R. Mesznik 1999 Descendants Trust (“Mesznik Trust”), for the benefit of Mr. Mesznik’s family, and (c) 74,469 shares held by GOL LLC, of which Mr. Mesznik is the managing member. Mr. Mesznik disclaims beneficial ownership of the shares held or controlled by the Mesznik Trust. Peter L. Bermont is a trustee of the Mesznik Trust and is employed by Morgan Keegan & Co., Inc., which is an NASD member and a registered broker-dealer.

(5)	Represents 5,687 shares issuable upon exercise of outstanding options held by Mr. Ripp exercisable within 60 days of July 15, 2008.

(6)	Represents 5,999 shares issuable upon exercise of outstanding options held by Mr. Stryker exercisable within 60 days of July 15, 2008.

(7)	Includes 117,812 shares issuable upon exercise of outstanding options held by Mr. Bies exercisable within 60 days of July 15, 2008.

(8)	Represents 30,000 shares issuable upon exercise of outstanding options held by Mr. Musikant exercisable within 60 days of July 15, 2008.

(9)	Represents 30,000 shares issuable upon exercise of outstanding options held by Mr. Keller exercisable within 60 days of July 15, 2008.

(10)	Includes 83,233 shares issuable upon exercise of outstanding options held by Mr. Flatow exercisable within 60 days of July 15, 2008.

(11)	Based on information contained in a Schedule 13D filed with the SEC on June 24, 2008. Springhouse Asset Management LLC is the general partner of Springhouse Capital LP, and may be deemed to posses voting or investment power over the securities held by Springhouse Capital LP. Brian Gaines is the Managing Member of Springhouse Asset Management LLC and may be deemed to posses voting or investment power over the securities held by Springhouse Capital LP. The address for this stockholder is 535 Madison Avenue, 30th Floor, New York, NY 10022.

(12)	Based on information contained in a Schedule 13D filed with the SEC on June 27, 2008. The address for this stockholder is 26 Main Street, Suite 203, Chatham, New Jersey, 07928.

(13)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2008. The address for this stockholder is 82 Devonshire Street, Boston, MA 02109.

(14)	Based on information contained in a Schedule 13G filed with the SEC on January 31, 2008. The address for this stockholder is 880 Carillon Parkway, St. Petersburg, FL 33716.

(15)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2008. The address for this stockholder is 181 Bay Street, Suite 4510, Toronto, Ontario, Canada, M5J 2T3.

(16)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2008. The address for this stockholder is 45 Fremont Street, San Francisco, CA 94105.

MARKET PRICE OF GREENFIELD COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the Nasdaq Global Market under the symbol SRVY. The following table sets forth the high and low closing sale prices of shares of our common stock as reported by the Nasdaq Global Market. Following the merger, Greenfield common stock will not be traded on any public market.

	Price Range of
	Common Stock
Fiscal Year Ended	High	Low

December 31, 2006:
First Quarter	$7.88	$5.84
Second Quarter	7.73	5.82
Third Quarter	11.16	6.83
Fourth Quarter	14.30	9.82

December 31, 2007:
First Quarter	$16.14	$13.51
Second Quarter	16.66	14.59
Third Quarter	18.19	12.90
Fourth Quarter	16.65	13.33

December 31, 2008:
First Quarter	$13.99	$11.58
Second Quarter	15.05	10.64
Third Quarter (through July 14, 2008)	15.07	14.65

On June 13, 2008, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $13.28 per share. On July 14, 2008, the most recent practicable date before to the printing of this proxy statement, the closing price of our common stock was $14.88 per share. You are urged to obtain current market price quotations for our common stock.

No cash dividends have been declared on our common stock to date and we do not anticipate paying any dividends in the foreseeable future.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2009 annual meeting of stockholders.

If we hold an annual meeting of stockholders in 2009, any stockholder who wishes to have a stockholder proposal included in our proxy statement for the 2009 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Greenfield Online, Inc., 21 River Road, Wilton, CT 06897, for receipt by [ • ], 2008. If we hold an annual meeting of stockholders in 2009, the form of proxy issued with Greenfield’s 2009 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the annual meeting of stockholders in 2009 that was not included in Greenfield’s 2009 proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Greenfield Online, Inc., 21 River Road, Wilton, CT 06897, Attention: Corporate Secretary or (203) 834-8585.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor, [ • ], at [ • ].

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of June 15, 2008
by and among
QGF Acquisition Company Inc.,
QGF Merger Sub Inc.
and
Greenfield Online, Inc.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 15, 2008, by and among QGF Acquisition Company Inc., a Delaware corporation (“Parent”), QGF Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Greenfield Online, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of the Company, Sub and Parent has approved and declared advisable, this Agreement and the merger of Sub with and into the Company with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), other than any Cancelled Shares, Remaining Shares or Dissenting Shares, will be converted into the right to receive $15.50 in cash, without interest (the “Merger Consideration”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor (as defined herein) is entering into a guarantee (the “Guarantee”) in favor of the Company with respect to certain of Parent’s obligations under this Agreement;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing, and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the DGCL.

Section 1.05  Certificate of Incorporation and Bylaws.  The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Greenfield Online, Inc. and the provision in the certificate of incorporation of Sub naming its incorporator shall be omitted, and, as so amended, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated so as to read in their entirety as the bylaws of Sub as in effect immediately prior to the Effective Time (except the references to Sub’s name shall be replaced by references to Greenfield Online, Inc.) and, as so amended and restated, shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06  Directors and Officers of Sub.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07  Reservation of Right to Revise Transaction.  If each of Parent and the Company agree in writing, they may change the method of effecting the business combination between the Company and Parent, and each party shall cooperate in such efforts, including to provide for a different form of Merger; provided, however, that no such change shall (a) alter or change the amount and kind of consideration to be received by holders of Company Common Stock, (b) adversely affect the proposed accounting or tax treatment of the Merger to the Company, Parent or their respective stockholders and (c) materially delay receipt of any approval referred to in this Agreement or the consummation of the Merger.

Section 1.08  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall with the Remaining Shares (each of which, if any, shall be converted into and become such number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation as shall be necessary to maintain relative ownership percentages) constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing common stock of Sub, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Stock Owned by Parent or Sub.  Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.02(j), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of the Company (the “Remaining Shares”) and (ii) any Cancelled Shares) shall be converted into the right to receive the Merger Consideration. As of the Effective Time, subject to Section 2.02(j), all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) the Company declares or pays any cash dividend or (iii) the Company declares or pays any non-cash dividends or distributions, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. The right of any holder of a share of Company Common Stock to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

Section 2.02  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall use its reasonable best efforts to enter into a paying agent agreement with the Paying Agent. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c). All cash deposited with the Paying Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of book-entry shares that immediately prior to the Effective Time represented shares of Company Common Stock (“Book-Entry Shares”), upon adherence to the procedures set forth in the letter of transmittal, and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates or Book-Entry Shares shall, upon surrender to the Paying Agent of such Certificates or Book-Entry Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the

Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.02(b), each Certificate and each Book-Entry Share (other than Certificates or Book-Entry Shares representing Dissenting Shares, Cancelled Shares and Remaining Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares.  No payment of Merger Consideration shall be paid to any such holder, in each case, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, or to the record holder of the Book-Entry Shares, as applicable, without interest, the Merger Consideration payable in respect therefor in accordance with this Article II.

(d) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates (or affidavits in lieu thereof) or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(e) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article II.

(f) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(i) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Book-Entry Shares such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates or Book-Entry Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(j) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has properly perfected dissenter’s rights in accordance with the provisions of Section 262 of the DGCL (each, a “Dissenting Share”), if any, shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder to the extent permitted by, and in accordance with the provisions and pursuant to the procedures of, Section 262 of the DGCL; provided, however, that (i) if any Dissenting Stockholder, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws such holder’s demand for appraisal of such Dissenting Shares, (ii) if any Dissenting Stockholder fails to establish such holder’s entitlement to dissenters’ rights as provided in the DGCL or (iii) if any Dissenting Stockholder takes or fails to take any action the consequence of which is that such holder is not entitled to payment under Section 262 of the DGCL for such holder’s shares, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration (without interest) payable in respect of such shares of Company Common Stock. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in (and the Company shall provide Parent the opportunity to participate in) all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Parent.

Section 2.03  Stock Options.

(a) Except as otherwise agreed by Parent and the holder thereof, each Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not such Company Stock Option is then exercisable) shall at the Effective Time be cancelled and terminated and converted at the Effective Time into the right to receive a cash payment in an amount equal to the amount, if any, by which the per-share Merger Consideration exceeds the per-share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock then subject to such Company Stock Option which shall not theretofore have been exercised (the “Option Settlement Amount” and for all the Company Stock Options, the “Aggregate Option Settlement Amount”), without interest, and less all required tax withholdings. The Surviving Corporation shall pay the holders of the Company Stock Options the cash payments described in this Section 2.03(a) on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five Business Days thereafter.

(b) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions as may be required to effectuate the provisions of Sections 2.03(a) and 2.03(d).

(c) For purposes of this Agreement: (i) “Company Stock Option” means any option or right to purchase Company Common Stock under any Company Stock Plan and 611,800 options granted to Albert Angrisani, the

Company’s Chief Executive Officer, outside of the Company Stock Plans (the “CEO Option”); and (ii) “Company Stock Plans” means the Company’s Amended and Restated 1999 Stock Option Plan, the Company’s 2004 Equity Incentive Plan and the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”).

(d) Following the date of this Agreement, participants in the ESPP may not increase their payroll deductions or purchase elections under the ESPP from those in effect on the date of this Agreement. Each participant’s outstanding right to purchase shares of Company Common Stock under the Company’s ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and the ESPP shall terminate immediately following such purchases of Company Common Stock. Any amounts remaining in a participant’s account at the time of such termination because the purchase of fractional shares is not permitted will be refunded to the participant.

(e) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01  Representations and Warranties of the Company.  Except (i) as disclosed in, and reasonably apparent from, the Company SEC Documents filed with or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) (provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.01(c) or (d) of this Agreement), or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the listing of an item on one Schedule shall be deemed to be a listing on each other Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other Schedule, representation or warranty) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such other jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (the “Company Certificate”) and bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to, and in effect on, the date of this Agreement.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each direct and indirect Subsidiary of the Company (including its jurisdiction of incorporation or formation). Except as set forth on Section 3.01(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor. There are no bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which Subsidiary equityholders may vote. Except as set forth on Section 3.01(b) of the Company Disclosure Schedule and capital stock held by the Company or a wholly-owned Subsidiary of the Company, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of any Subsidiary, (ii) any securities of any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such Subsidiary, (iii) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary and (iv) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c) Capital Structure.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on May 15, 2008 (the “Capitalization Date”), (i) 26,321,422 shares of Company Common Stock were issued and outstanding, (ii) options to purchase 193,094 shares of Company Common Stock were outstanding under the Company’s Amended and Restated 1999 Stock Option Plan (the “Option Plan”), such options having a weighted average exercise price of $12.26, (iii) options to purchase 2,944,402 shares of Company Common Stock were outstanding under the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”), such options having a weighted average exercise price of $11.85 (iv) options to purchase 611,800 shares of Company Common Stock under the CEO Option were outstanding, such options having a weighted average exercise price of $5.31, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) 9,643 shares of Company Common Stock were held by the Company in its treasury and (vii) no shares of Company Common Stock were owned by any Subsidiary of the Company. At the close of business on the Capitalization Date, 23,054 shares of Company Common Stock were reserved for issuance for future grants under the Option Plan, 362,570 shares of Company Common Stock were reserved for issuance for future grants under the Incentive Plan and 191,127 shares of Company Common Stock were reserved for issuance under the ESPP. Except as set forth above in this Section 3.01(c), at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company

Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All Company Stock Options and awards of restricted stock under the Option Plan and Incentive Plan are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c), (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (4) any Company Stock-Based Awards and (B) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Section 3.01(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each outstanding Company Stock Option and the exercise price thereof.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval (as defined in Section 3.01(q)), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the performance and consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the performance of this Agreement and the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring and recommending to its stockholders that it is advisable and in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, and (iii) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (A) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company or any of its Subsidiaries to be legally binding, (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (C) subject to the obtaining of the Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) federal, state, local, provincial or foreign statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder and (B) any required non-U.S. antitrust or competition law approvals or filings, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) any filings with and approvals of the Nasdaq Global Market and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(e) Company SEC Documents.

(i) The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since January 1, 2005 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2008 included in the Filed Company SEC Documents (including the notes thereto, the “Most Recent Balance Sheet”), (ii) liabilities or obligations incurred after March 31, 2008 in the ordinary course of business, (iii) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (iv) liabilities set forth in Section 3.01(e)(i) of the Company Disclosure Schedule that were in existence as of the date of the Most Recent Balance Sheet and not required by GAAP to be reflected on or reserved for in the Most Recent Balance Sheet. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring from January 1, 2005 through the date of this Agreement and, except as set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule, (A) as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (B) to the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(iii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) The Company maintains a system of internal controls over financial reporting and the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud, whether or not material, known to management that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(v) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.

(f) Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by or on behalf of Parent or Sub specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  Since December 31, 2007, (i) except for the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects consistent with past practice and (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Change. Without limiting the foregoing, from December 31, 2007 until the date of this Agreement, there has not been (x) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a Subsidiary of the Company to the Company or another Subsidiary wholly-owned by the Company, (y) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, or (z) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, or (iv) any material change in financial accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

(h) Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) Section 3.01(h)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Such intellectual property rights required to be listed in Section 3.01(h)(i) of the Company Disclosure Schedule, together with any trade name rights, trade secret or know-how rights, service mark rights, trademark rights, patent rights, copyrights, intellectual property rights in computer programs or software or any other type of intellectual property rights, in each case, that are owned, used or licensed by the Company or any of its Subsidiaries, are collectively referred to herein as “Intellectual Property Rights”.

(ii) All Intellectual Property Rights are either (A) owned by the Company or a Subsidiary of the Company free and clear of all Liens or (B) licensed to the Company or a Subsidiary of the Company free and clear of all Liens. There are no material claims pending or, to the Knowledge of the Company, threatened with regard to the ownership or licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights or challenging the validity or enforceability of such rights. To the Knowledge of the Company, each of the Company and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(iii) To the Knowledge of the Company, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, or the impairment of any Intellectual Property Right.

(iv) There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed, misappropriated, misused or otherwise violated or is infringing, misappropriating, misusing or violating any intellectual property rights of any Person. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, misuse, or otherwise violate the intellectual property rights of any Person. To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(v) The Company and its Subsidiaries have used commercially reasonable efforts to maintain and protect (A) their material trade secrets and confidential information and (B) the security and integrity of their material software, systems, websites and networks.

(vi) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with the Company’s own policies with respect to privacy and personally identifiable information, and no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of any of the foregoing.

(vii) (A) The software and computerized services of the Company and its Subsidiaries are fully operational, perform in conformance with their intended purpose and accompanying documentation and are free of material bugs, defects, errors, viruses or other corruptants, (B) the Company and its Subsidiaries have in place adequate disaster recovery and backup procedures to avoid material disruption to customers’ services in case of an unexpected power failure or similar event, and (C) no software contained in any product of the Company or its Subsidiaries and distributed, or otherwise generally made available to third parties, by any of them contains or is derived from any software that is subject to an “open source,” copyleft or similar license.

(i) Litigation.  There is no suit, action, arbitration, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Memorandum of Understanding described in Section 3.01(i) of the Company Disclosure Schedule (the “MOU”) is in full force and effect and, from and after its date of execution, the Stipulation of Settlement (as defined in the MOU) will be in full force and effect and consistent in all material respects with the MOU. The Settlement Agreement and Release dated May 23, 2008 between the Company and Executive Risk Specialty Insurance Company (“ERSIC”) is in full force and effect and neither the Company nor ERSIC is in breach of its obligations thereunder.

(j) Material Contracts.  (A) The Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modifications to), all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Benefit Plans) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iii) relate to indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of such indebtedness or debt securities of any other Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person;

(iv) were entered into after December 31, 2007 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of capital assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $150,000;

(v) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $50,000;

(vi) other than an acquisition subject to clause (v) above, obligate the Company to make any capital commitment or capital expenditure (including pursuant to any joint venture), other than acquisitions of inventory and employee compensation expenses that are capitalized, in excess of $250,000;

(vii) relate to any guarantee or assumption of other obligations of any third party (other than Subsidiaries) or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not exceed $50,000 in the aggregate for all such agreements;

(viii) are license, cross-license, royalty, development or other Intellectual Property agreements that involve total fees of more than $150,000 or are otherwise material to the business of the Company and its Subsidiaries;

(ix) relate to the provision of services by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries generated revenues of $100,000 or more in the twelve months ended December 31, 2007;

(x) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company; or

(xi) relate to an Affiliate Transaction.

Each contract of the type described in clauses (i) through (xi) above is referred to herein as a “Material Contract.”

(i) Each Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (each, a “Company Material Contract”) is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (X) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (Y) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity, and except where the failure to be valid, binding, enforceable and in full force and effect, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(B) Section 3.01(j)(B) of the Company Disclosure Schedule contains a complete and accurate list of (I) each Contract restricting or purporting to restrict any of the Company’s Affiliates’ (other than the Company’s Subsidiaries) ability to compete in any line of business, geographic area or customer segment and (II) each Contract restricting the Company’s or any of its Subsidiaries’ ability to compete in any line of business, geographic area or customer segment that is material to the Company and its Subsidiaries taken as a whole.

(k) Compliance with Laws; Environmental Matters.

(i) Each of the Company and its Subsidiaries is in compliance with all Laws and Orders (collectively, “Legal Provisions”) applicable to it, its properties or other assets or its business or operations, except for violations or possible violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except for such authorizations, certificates, filings, franchises, licenses, notices, permits and approvals the failure of which to hold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2005, there has occurred no material default under, or material violation of, any such Permit and the consummation of the Merger would not cause the revocation or cancellation of any such Permit, except for such Permits the failure of which to hold would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (ii) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (iii) each of the Company and its Subsidiaries is in compliance with all, and has not violated any, Environmental Laws; (iv) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation with any person relating to obligations or liabilities under Environmental Laws; (v) neither the Company nor its Subsidiaries is subject to, there is not now and there has not been any pending or, to the Knowledge of the Company, threatened investigation, suit, claim, action, cause of action, notice or proceeding alleging liability under, relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable foreign, federal, state, provincial and local Laws (including the common law), Orders, notices, Permits issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health. The term “Hazardous Materials” means (A) petroleum and petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited, regulated by or pursuant to or for which standards of liability are imposed under any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(l) Labor Relations.  There are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. From January 1, 2005 to the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(m) ERISA Compliance.

(i) Section 3.01(m)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other material employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries on behalf of current or former directors, officers, employees or consultants (the “Employees”) or for which the Company or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the “Benefit Plans”).

(ii) To the extent applicable, the Company has furnished Parent with true, complete and accurate copies of (A) the plan document or other governing contract for each Benefit Plan, as amended, and a summary of any unwritten Benefit Plans, (B) the most recently distributed summary plan description and summary of material modifications, (C) each trust or other funding agreement with respect to each Benefit Plan, (D) the three most recent annual reports (Form 5500), including schedules and attachments, filed with the U.S. Department of Labor — EBSA with respect to each Benefit Plan, (E) the most recently received Internal Revenue Service (“IRS”) determination or opinion letter with respect to each Benefit Plan intended to qualify under Section 4.01(a) of the Code, and (F) the most recently prepared actuarial report and financial statements for each Benefit Plan.

(iii) The Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of ERISA, the Code and any other applicable governing Law, in each case, in all material respects. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due).

(iv) No Benefit Plan is subject to Title IV of ERISA, or is a multiemployer plan within the meaning of Section 3(37) of ERISA, and neither the Company, its Subsidiaries nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has at any time in the last six years sponsored or contributed to, or has any liability or obligation in respect of any multiemployer plan. None of the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”), has incurred any liability under Title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full.

(v) For each Benefit Plan that is a defined benefit pension plan within the meaning of Statement of Financial Accounting Standard No. 87 (“SFAS 87”), the “projected benefit obligation” of each such plan does not exceed the market value of its “plan assets” as of December 31, 2007, as such terms are defined in SFAS 87, by more than $50,000.

(vi) There are no pending or, to the Knowledge of the Company, threatened suits, audits, administrative investigations or proceedings, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) and no facts or circumstances exist that could give rise to any such suits, audits, administrative investigations or proceedings, examinations, actions, litigation or claims with respect to any of the Benefit Plans which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(vii) Each of the Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter or otherwise result in the loss of its qualified status. Any voluntary employee benefit association which provides benefits to Employees of the Company or any of its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(viii) None of the execution and delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event) will (A) result in any payment becoming due to any Employee of the Company or any of its Subsidiaries, (B) increase any benefits under any Benefit Plan, or (C) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits or otherwise result in any accelerated funding (through a grantor trust or otherwise) in respect of any Benefit Plan.

(ix) The Company and its Subsidiaries do not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans, except (A) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (B) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(x) With respect to any Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any Employee residing or working outside the United States: (i) all such plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees judgments, writs, and regulations of any controlling governmental authority or instrumentality, (ii) all such plans that are required by applicable Law or general accounting principles applicable to the relevant jurisdiction to be funded are fully funded on the required basis, and with respect to all other such plans, reserves sufficient to provide for all obligations accrued through the Effective Date thereunder have been established on the accounting statements of the applicable Company or Subsidiary entity; (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such plans; and (iv) for each such plan that is a defined benefit pension plan, the “projected benefit obligation” of the plan does not materially exceed the market value of its “plan assets,” as such terms are defined in SFAS 87, as determined in accordance with GAAP and based upon reasonable actuarial assumptions which would be acceptable for financial reporting purposes under SFAS 87.

(xi) Each outstanding Company Stock Option granted under any Company Stock Plan was properly authorized and granted with an exercise price of no less than fair market value on the date of grant.

(xii) Each Benefit Plan that is subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A and all applicable IRS and Treasury Department guidance thereunder. None of the transactions contemplated by this Agreement will constitute or result in deferral of compensation subject to Code Section 409A.

(xiii) There are no undisclosed tax, securities law or other liabilities relating to Company Stock Options or other Company Stock-Based Awards in any applicable jurisdiction (whether relating to the grant, vesting or anticipated settlement thereof), and to the Knowledge of the Company, no action has been taken by the Company that would limit the deductibility (for tax purposes) of all such Company Stock Options and other Company Stock-Based Awards.

(n) Golden Parachute Payments.  No Employee of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement. No payments or benefits reasonably expected to be provided in connection with the transactions contemplated under this Agreement under any of the Benefit Plans will fail to be deductible under Section 280G of the Code or will be subject to the excise tax required by Section 4999 of the Code.

(o) Taxes.  Except as would not reasonably be expected to have a Material Adverse Effect:

(i) All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true, correct and complete.

(ii) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all taxes due and owing (whether or not shown on any tax return), and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual under GAAP for all taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof ending on the date of such financial statements.

(iii) There are no Liens or encumbrances for taxes on any of the assets of the Company or any of its Subsidiaries, other than for taxes not yet due and payable.

(iv) The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

(v) No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of the Company or its Subsidiaries.

(vi) There is no Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

(vii) No written notice of a claim of pending investigation has been received by the Company or its Subsidiaries from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file tax returns, alleging that the Company or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period ending after December 31, 2000, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign tax return other than consolidated tax returns for the consolidated group of which the Company is or was the common parent.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement or any other agreement or arrangement relating to the apportionment, sharing, assignment, or allocation of any tax or tax asset by contract, agreement or otherwise (including any advance pricing agreement or closing agreement (including pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law) with any taxing authority), other than any such customary agreements with customers, vendors or lessors entered into in the ordinary course of business.

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign law) since May 1, 2006.

(xi) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (A) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (B) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (C) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xii) All assessments for taxes due with respect to completed and settled examinations or any concluded tax litigation have been fully paid.

(xiii) No deficiencies for any taxes have been proposed or assessed in writing against the Company or any of its Subsidiaries.

(xiv) Except to the extent reflected on the Most Recent Balance Sheet, neither the Company nor any of its U.S. Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date or a prepaid amount received, or paid, prior to the Closing Date.

(xv) Neither the Company nor any of its Subsidiaries (a) has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, (b) has any Knowledge that the IRS has proposed any such adjustment or change in accounting method or (c) has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(xvi) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xvii) As used in this Agreement: (A) “tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person), together with any related interest, penalty, addition to tax or additional amount; (B) “taxing authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information (and including any attachments, schedules or amendments thereto).

(p) Real Properties.  The Company and its Subsidiaries do not own any real property. Section 3.01(p) of the Company Disclosure Schedule sets forth a true, correct and complete list of the location of all leased real property (the “Leased Real Property”) leased to or by the Company or one of its Subsidiaries pursuant to a lease, sublease, license or other similar agreement (collectively, the “Leases”). True and complete copies of all Leases have been made available to Parent prior to the date of this Agreement. Each of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has valid and subsisting leasehold or sublease interests or similar contract rights under valid agreements relating to all of its Leased Real Properties, to the extent necessary for the conduct of its business as currently conducted. Each of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has complied in all material respects with the terms of all Leases to which it is a party, and all Leases to which the Company or any of its Subsidiaries is a party are valid and binding, in full force and effect and enforceable in accordance with their terms. Neither the Company nor any Subsidiary is in breach of or default under the terms of and Lease and, to the Knowledge of the Company, no other party to any Lease is in breach of or default under the terms of any Lease. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could reasonably result (with or without the giving of notice, the lapse of time or both) in an event of default with respect to any Lease to which it is a party. The Leased Real Property constitutes all of the real property used by the Company and its Subsidiaries in the operation of the business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Merger shall not require the consent of any party to any of the leases or subleases to which the Company or any of its Subsidiaries are a party.

(q) Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement.

(r) State Takeover Laws.  The Board of Directors of the Company has approved this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) pursuant to Section 203 of the DGCL to the extent, if any, the restrictions contained therein would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company does not have any stockholder rights plan in effect.

(s) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Deutsche Bank Securities Inc. (“Deutsche Bank”)), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement under which any such fees or expenses are payable and all indemnification and contribution related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisors.  The Company has received the opinion of Deutsche Bank, on June 15, 2008, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (the “Deutsche Bank Fairness Opinion”).

(u) Interested Party Transactions.  Except for employment-related Contracts filed or incorporated by reference as an exhibit to a Company Filed SEC Document filed prior to the date of this Agreement or Benefit Plans, Section 3.01(u) of the Company Disclosure Schedule sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, (i) any present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date of this Agreement, or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”). The Company has provided to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

(v) Indebtedness; Liens.  The Company and its Subsidiaries have no indebtedness for borrowed money (other than intercompany indebtedness or indebtedness that in the aggregate is less than $150,000) or obligations in respect of letters of credit. There are no Liens on material assets of the Company or its Subsidiaries, other than (i) Liens for taxes or assessments not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established and (ii) Liens that arise in the ordinary course of business and do not materially impair the Company’s operations or ownership of assets.

(w) No Other Representations.  Except for the representations and warranties contained in this Section 3.01, neither the Company or any Subsidiary of the Company nor any other Representative or person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied. For purposes of this Agreement, “Representative” shall mean any officer, employee, counsel, investment banker, accountant, consultant and debt financing source and other authorized representative of any person.

Section 3.02  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has made available to the Company true, complete and accurate copies of the respective certificates of formation or incorporation and limited liability company agreement or Bylaws of Parent and Sub, in each case as amended to, and as in effect on, the date of this Agreement. Each of Parent and Sub has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Authority; Noncontravention.  Each of Parent and Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Sub). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The execution, delivery and performance of this Agreement by Parent and Sub do not, and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub or any of their respective Subsidiaries under (i) the respective organizational and governing documents of Parent and Sub or of any of their respective Subsidiaries, (ii) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or any of their respective properties or other assets is subject (including any credit facilities or agreements and any other indebtedness arrangements) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Provision applicable to Parent or Sub or any of their respective Subsidiaries or their respective properties or other assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) (I) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder, and (II) any required non-U.S. antitrust or competition law approvals or filings, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other states in which Parent or Sub is qualified to do business, and (3) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Capital Structure.  The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share. Parent beneficially owns each issued and outstanding share of capital stock of Sub.

(d) Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion in filings (other than the Proxy Statement) with the SEC or any Governmental Entity with regulatory jurisdiction over enforcement of any applicable antitrust laws will be true and correct in all material respects.

(e) Financing.  Parent has delivered to the Company a true and complete copy, as of the date of this Agreement, of an executed commitment letter to provide equity financing to Parent in an aggregate amount set forth therein (the “Equity Commitment Letter” and the aggregate amount of equity financing, the “Equity Financing”) and (ii) executed debt commitment letters (the “Debt Commitment Letters” and together with the Equity Commitment Letter, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent or the Surviving Corporation with funds in the amounts described therein, the proceeds of which shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, each of the Financing Commitments, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, and (ii) is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent and do not contain exclusivity or other provisions that limit or otherwise restrict the lenders from providing financing to third parties. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01, neither Parent nor Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment. Parent or Sub has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitment prior to the date of this Agreement. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitments and together with available funds at the Company, are sufficient for the satisfaction of all of Parent’s and Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and to pay all related fees and expenses.

(f) Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Sub or any of their respective Subsidiaries.

(g) Litigation.  There is no suit, action, arbitration, claim or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h) Solvency.  As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Section 3.01 of this Agreement (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” or “Material Adverse Change” qualification or exception) and (c) the estimates, projections and forecasts contained in the Company’s 2008 budget provided to Parent prior to the date of this Agreement have been prepared in good faith based upon reasonable assumptions, after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 3.02(h), the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(i) Interested Stockholder.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, none of Parent, Sub or their respective Affiliates was at any time an “interested stockholder” (as defined in section 203 of the DGCL) with respect to the Company.

(j) Absences of Arrangements with Management.  Other than this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent, Sub or the Guarantor or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(k) Guarantee.  Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company a duly executed Guarantee in form and substance acceptable to the Company.

(l) Investigation by Parent and Sub.  Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Section 3.01, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries, (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in the electronic data room or otherwise or (c) in connection with any materials prepared for or in connection with the Parent’s arrangement of the Financing or the Financing Commitment, except as expressly and specifically covered by a representation or warranty set forth in Section 3.01.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01  Conduct of Business by the Company.

(a) During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement or as consented to in writing in advance by Parent (which consent shall not unreasonably be withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, key employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not unreasonably be withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect Subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans in effect as of the date of this Agreement or (2) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date of this Agreement; or (B) grants required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent));

(iii) amend or waive any material provision in the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or the Nasdaq Global Market, or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

(iv) directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) any material asset or assets, except for capital expenditures, which shall be subject to the limitations of Section 4.01(a)(vii);

(v) (A) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or allow the expiration, abandonment or lapse or otherwise dispose of any of its material rights, properties or other material assets or any interests therein (including securitizations), or (B) enter into, modify or amend in a material respect any lease of material property;

(vi) (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business), or (B) make any loans or advances to any other person, except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure exceeding $100,000 individually or $500,000 in the aggregate, excluding employee compensation expenses that are capitalized;

(viii) except as required by Law or any final, nonappealable judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) where the uninsured amount to be paid is greater than $500,000, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Most Recent Balance Sheet (for amounts not in excess of such reserves), (B) cancel any material indebtedness in excess of $100,000, (C) waive or assign any claims or rights of material value or (D) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms of this Agreement, knowingly fail to enforce, or consent to any material matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) enter into any Contract that would be of a type referred to in Section 3.01(j)(B);

(x) except in the ordinary course of business consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, enter into, modify, renew, amend or terminate any Contract or waive, release or assign or delegate any material rights or claims thereunder;

(xi) except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law or (y) to comply with any Benefit Plan other Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its Subsidiaries as applied to directors and executive officers of the Company (“Key Persons”), (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Persons, (C) grant or pay any severance or termination pay or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except as disclosed in Section 4.01(a) of the Company Disclosure Schedule and for grants, payments or increases in severance or termination pay in the ordinary course of business consistent with past practice to current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, other than Key Persons, (D) remove any existing restrictive covenants in any Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or awards made thereunder other than as a result of the consummation of the transactions contemplated in this Agreement pursuant to the terms of any Benefit Plan or awards made thereunder as in effect prior to the date of this Agreement, (G) increase the funding obligation or contribution rate of any Benefit Plan subject to Title IV, other than in the ordinary course of business consistent with past practice or (H) grant any equity or equity-based awards;

(xii) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any material change in financial accounting methods, principles or practices;

(xiii) except as required by Law, the Company will not (A) make or change any tax election, (B) settle or compromise any tax audit or any proceeding with respect to any tax claim or assessment relating to the Company or any of its Subsidiaries, (C) file any amended tax return, (D) adopt or change any accounting method with respect to taxes (except as required to comply with GAAP), (E) enter into any closing agreement with respect to taxes, (F) file or surrender any claim for a refund of taxes, or (G) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its Subsidiaries, in each case, that is reasonably likely to result in an increase to a tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole;

(xiv) enter into any line of business outside of its existing business;

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned Subsidiaries); or

(xvi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it (and, in the case of Parent, made by Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 6.02(a), 6.02(b) or 6.02(d) or Section 6.03(a) or 6.03(b) and (ii) the Company or Parent (and, in the case of Parent, Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c) Confidential Portions of Governmental Entity Filings.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d) Additional Company Agreements.  The Company shall use its reasonable best efforts to promptly enter into a Stipulation of Settlement (as defined in the MOU) consistent in all material respects with the MOU. The Company shall, with regards to each material domain name listed in Section 3.01(h)(i) of the Company Disclosure Schedule that is in the name of a person or entity other than the Company or one of its Subsidiaries (including the domain name www.ciao.de), promptly (but no later than the Closing Date) transfer such domain name registration to that of the Company or one of its Subsidiaries.

Section 4.02  No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on August 4, 2008 (the “No-Shop Period Start Time”), the Company and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (A) the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any person given such access which was not previously provided to Parent and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments or the identities of the financing sources therein, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Confidentiality Agreement; provided that such confidentiality agreements shall not prohibit compliance with Sections 4.02(f)(i) and (ii).

“Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons relating to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries (taken as a whole), or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the

Company or any of its Subsidiaries or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any Takeover Proposal that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries (taken as a whole), which the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) would, if consummated, be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms in this Agreement), (y) all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and (z) any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise).

(b) During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01, the Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal or (ii) except as permitted in Section 4.02(c), (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any person relating to an Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 4.02(c)), (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (E) publicly propose or agree to do any of the foregoing. Subject to Section 4.02(c) and except with respect to any Takeover Proposal received prior to the No-Shop Period Start Time with respect to which the requirements of Sections 4.02(c)(ii) and (iii) have been satisfied as of the No-Shop Period Start Time (any such Person so submitting such a Takeover Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Board of Directors of the Company no later than the later of (i) the No-Shop Period Start Time and (ii) the second Business Day following the date on which the Company received such Excluded Party’s written Takeover Proposal (it being understood, that following the No-Shop Period Start Time until such time as the Board of Directors of the Company determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 4.02(c)), on the No-Shop Period Start Time the Company and its Subsidiaries and their respective Representatives shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Takeover Proposal. Notwithstanding anything contained in Section 4.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the Board of Directors of the Company, to satisfy the requirements of Section 4.02(c). Within two Business Days of the No-Shop Period Start Time, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

(c) Notwithstanding anything to the contrary in Section 4.02(b), following the No-Shop Period Start Time and at any time prior to obtaining the Stockholder Approval, in the event that (i) the Company receives an unsolicited written Takeover Proposal that the Board of Directors of the Company believes in good faith to be bona fide, (ii) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with outside counsel, the Board of Directors of the Company determines in good faith that the failure to take such action could reasonably be expected to violate its fiduciary duties under applicable Law, then the Company and its Board of Directors may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person making the Takeover Proposal regarding such Takeover Proposal and (B) furnish information with respect to the Company and its Subsidiaries to the Person making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 4.02(b) or this Section 4.02(c), prior to obtaining the Stockholder Approval, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) From and after the No-Shop Period Start Time, the Company will promptly (and in any event within one Business Day) notify Parent of the receipt by the Company of any Takeover Proposal, which notice shall include the material terms of and identity of the person(s) making such Takeover Proposal. From and after the No-Shop Period Start Time, the Company will keep Parent informed on a current basis of the status and material details of any such Takeover Proposal and of any material amendments or proposed material amendments thereto and any material developments, discussions and negotiations concerning such Takeover Proposal, in each case, in any event no later than 2 calendar days after the occurrence of the applicable amendment, development, discussion, or negotiation. Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons pursuant to Section 4.02(c).

(e) The Board of Directors of the Company shall not (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the Company Board Recommendation, including a failure to include the Company Board Recommendation in the Proxy Statement ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that the Board of Directors of the Company may, at any time prior to obtaining the Stockholder Approval, make a Change in Recommendation if (i) the Board of Directors of the Company determines, in good faith (after consultation with its outside legal counsel), that the failure to take such action could reasonably be expected to violate the directors’ fiduciary duties under applicable Law or (ii) in response to a Superior Proposal under the circumstances contemplated in Section 4.02(f).

(f) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Stockholder Approval, the Company receives a Takeover Proposal which the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 7.01) to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to take such action could reasonably be expected to violate its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless within one Business Day after such termination the Company pays the Company Termination Fee payable pursuant to Section 5.05(b); provided, further, that the Board of Directors may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent and Sub, at least three calendar days in advance (the “Notice Period”), of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal); and

(ii) prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Sub and to comply with the requirements of this Section 4.02(f) with respect to such new written notice, except that the Notice Period shall be reduced to two calendar days.

(g) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Board of Directors recommendation to the extent that the Board of Directors determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders. The Company shall give Parent written notice of any such action taken by the Board of Directors not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01  Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The Company shall use its reasonable best efforts to, within 120 days following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval; provided, that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement. A Change in Recommendation permitted by Section 4.02(e), (f) or (g) will not constitute a breach by the Company of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal). In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the stockholders of the Company at the Stockholders Meeting for the purpose of adopting this Agreement.

Section 5.02  Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries; and provided, further, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties. Without limiting the foregoing, between the date of this Agreement and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Parent in connection with Parent securing the Financing contemplated by Section 3.02(e), including, without limitation, cooperating with the Parent in obtaining appraisals of the assets of the Company and its Subsidiaries, sending notices to reflect the change of control, obtaining reasonable access to the Company’s accountants and their work papers, making employees of the Company and its Subsidiaries reasonably available, providing all financial information relating to the Company and its Subsidiaries as may be reasonably requested by Parent, and permitting Parent and its accountants reasonable access to the Company and its Subsidiaries. Nothing contained in this Agreement shall give to Parent or its Subsidiaries, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

(b) Except for disclosures expressly permitted by the terms of this Agreement or the confidentiality agreement between Quadrangle Advisors II LLC and the Company dated October 30, 2006, as amended on November 7, 2006 and January 2, 2008 (the “Confidentiality Agreement”), (i) Parent shall hold, and shall cause its Subsidiaries and their respective directors, officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and (ii) the Company shall hold, and shall cause its Subsidiaries and their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Parent, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 5.03  Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VI are satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities) and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and Parent shall (A) file as promptly as practicable (and in any event within 10 Business Days) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and (B) make, as promptly as practicable, all notifications and other filings required (1) under any applicable non-U.S. antitrust or competition laws (together with the HSR Filings, the “Antitrust Filings”) and (2) under any other applicable competition, merger control, antitrust or similar Law that the Company and Parent deem advisable or appropriate, in each case, with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings shall be in substantial compliance with the requirements of the Laws, as applicable. Subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b) The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c) Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary (including, without limitation, Section 5.03), no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries taken as a whole. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective Subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 5.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04  Indemnification, Exculpation and Insurance.

(a) Parent acknowledges that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries as provided in the Company’s or any of its Subsidiaries’ certificate of incorporation, the Bylaws or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its Subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.04 for a period of not less than six years from the Effective Time. In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.04(a), Parent will either guarantee such obligations or take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

(c) Commencing at or prior to the Effective Time and until six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries (a complete and accurate copy of which has been heretofore delivered to Parent) on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its Subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of A X or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement as set forth in Section 5.04(c) of the Company Disclosure Schedule (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to six times 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount; and provided, further that Parent shall not acquire the insurance required by this Section 5.04(c) at or prior to the Effective Time without the Company’s prior consent (such consent not to be unreasonably withheld or delayed).

(d) The provisions of this Section 5.04: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 5.04.

Section 5.05  Fees and Expenses.

(a) Except as otherwise provided in this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

(b) In the event that

(i) this Agreement is terminated by the Company pursuant to Section 7.01(e) or Parent pursuant to Section 7.01(f); or

(ii) (A) a Takeover Proposal shall have been made to the stockholders of the Company generally or shall have otherwise become publicly known, disclosed or proposed or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or by the Parent pursuant to Section 7.01(c) and (C) within nine (9) months after such termination, the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(ii), all references to 15% in the definition of Takeover Proposal shall be deemed to be 50%) which in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement;

then (in the case of the occurrence of any one or more of Sections 5.05(b)(i) and 5.05(b)(ii)) the Company shall pay Parent a one-time Company Termination Fee (less any Expenses that may previously have been paid or are payable in the circumstances as provided below) by wire transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 5.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 5.05(b)(ii), the date of the consummation of such Takeover Proposal. For purposes of this Agreement, “Company Termination Fee” means an amount equal to $10,000,000; provided, if the Company Termination Fee becomes payable by the Company in connection with a termination under Section 7.01(e) in order to enter into a definitive agreement with respect to a Takeover Proposal with an Excluded Party, then the Company Termination Fee shall be $5,000,000.

(c) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(ii) (or is terminated by the Company pursuant to a different section of 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(b)(ii)) or by Parent pursuant to Section 7.01(c) (or is terminated by the Company pursuant to a different section of Section 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(c)), then the Company shall pay to Parent an amount equal to the sum of Parent’s Expenses (not to exceed $3,500,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two Business Days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(d) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.01(d) or (ii) Section 7.01(b)(i); and, at the time of such termination, the conditions set forth in Sections 6.01 and Sections 6.02(a), (b), (c) and (d) have been satisfied; and, in the case of termination by the Company pursuant to Section 7.01(b)(i), the conditions set forth in Sections 6.01 and Sections 6.02(a), (b), (c) and (d) have been satisfied for at least one Business Day prior to such termination, then the Parent shall pay to the Company a fee of $12,500,000 (the “Parent Termination Fee”) by wire transfer in immediately available funds no later than two Business Days after such termination by the Company.

(e) The Company and Parent acknowledge and agree that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if any party fails to pay when due the amount payable pursuant to this Section 5.05, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 5.05, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 5.05, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Sub or the Company, as the case may be, in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 5.05 or the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Sub, the Guarantor and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Sub, the Guarantor or any of their former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 5.06  Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 4.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its Subsidiaries and/or their respective directors or officers relating to the transactions contemplated by this Agreement.

Section 5.08  Employee Matters.

(a) Parent agrees to, and to cause the Company to, honor all Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms of such plans and applicable law. For a period of two years following the Effective Time, Parent shall cause Surviving Corporation and its affiliates to provide (i) to each current employee of the Company and its Subsidiaries (“Company Employees”) annual base salary and base wages, and annual cash or other incentive compensation opportunities, in each case, that are no less favorable, in the aggregate, than such annual base salary and base wages, and annual cash incentive compensation opportunities provided to the Company Employees immediately prior to the Effective Time, and (ii) to Company Employees benefits (excluding equity-based compensation) that are no less favorable, in the aggregate, to benefits (excluding equity-based compensation) generally provided to Company Employees immediately prior to the Effective Time; provided that, notwithstanding the foregoing, following the first anniversary of the Effective Time, Parent shall be permitted to make market rate adjustments to welfare plan employee premium and copay arrangements.

(b) For all purposes under the employee benefit plans of Surviving Corporation and its affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be receive credit for his or her years of service with the Company and its affiliates before the Effective Time (including predecessor or acquired entities), to the same extent that such Company Employee received credit for such service before the Effective Time (except (i) for credit for benefit accrual under any defined benefit pension plan and (ii) to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing, to the extent legally permissible: (i) each Company Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Company Employee participated immediately before the Effective Time; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents unless such conditions and requirements would not have been waived under the comparable Benefit Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 5.08 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose.

Section 5.09  Financing.

(a) Parent and Sub shall use their reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments (or on other terms that would not adversely impact the ability of Parent or Sub to timely consummate the transactions contemplated by this Agreement), (ii) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters (or on other terms that would not adversely impact the ability of Parent or Sub to timely consummate the transactions contemplated by this Agreement), and (iii) to satisfy all agreements and conditions applicable to it in such definitive agreements and consummate the Financing no later than November 30, 2008. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing

Commitments, (A) Parent shall promptly notify the Company and (B) Parent and Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Parent and Sub, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.09(a) being referred to as the “Financing Agreements”). In the event that all conditions to the Financing Commitments (other than, in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied, Parent shall, subject to the satisfaction of the conditions set forth in Sections 6.01 and 6.02 of this Agreement, use its reasonable best efforts to cause the lenders and other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. In connection with its obligations under this Section 5.09, with the prior written consent of the Company (which shall not be unreasonably withheld or delayed), Parent shall be permitted to amend, modify or replace the Debt Commitment Letters with new Debt Commitment Letters (the “New Financing Commitments”). In such event, the term “Financing Commitments” as used in this Agreement shall be deemed to include the New Financing Commitments to the extent then in effect. Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution (other than fee letters), (y) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any proposed alternative financing commitment or the Financing Agreements of which Parent or Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Parent’s and Sub’s efforts to arrange the Financing.

(b) The Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) using its reasonable best efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its Subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its reasonable best efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Parent and Sub and their Financing sources as promptly as practicable (and in no event later than 30 days prior to the Outside Date) with financial and other pertinent information (including quarterly financial statements of the Company and its Subsidiaries prepared in the ordinary course of business) with respect to the Company and its Subsidiaries, including, without limitation, all financial statements and other financial data required by the Debt Commitment Letters, (v) making the Company’s or Subsidiaries’ executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, including customary and reasonable participation in road shows, due diligence sessions and sessions with rating agencies, assisting Parent and such lenders in developing financial projections and pro forma financial statements, and otherwise reasonably cooperating in connection with the consummation of the Financing, (vi) permitting the lenders providing the Financing to conduct field audits and facility visits as part of their evaluation of the Company’s assets, cash management and accounting systems and their policies and procedures relating thereto and otherwise taking all actions reasonably necessary to permit the lenders to make such evaluations, (vii) assisting Parent and Sub with their preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (including the execution and delivery of one or more customary representation letters in connection therewith), (viii) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies; (ix) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements and (x) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing by the Surviving Corporation immediately following the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.09. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation or authorize any of corporate action in connection with the Financing (or any replacements thereof) prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent, Sub or their Representatives pursuant to this Section 5.09 shall be kept confidential in accordance with the Confidentiality Agreement, except to the extent otherwise consented to by the Company (which consent shall not be unreasonably withheld or delayed). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) Each of Parent and Sub acknowledges and agrees that, (i) prior to the Effective Time, the Company and its Subsidiaries, and (ii) at all times, its other Affiliates and its Representatives shall have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby. Any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of Parent or Sub or any of their Affiliates, or Parent’s or Sub’s financing sources, in connection with Parent’s or Sub’s financing activities in connection with the transactions contemplated hereby (collectively, “Offering Materials”), which include any information provided by or on behalf of the Company and its Affiliates in connection with the Financing Commitment, and all such Offering Materials shall include a disclaimer to the effect that the Company and its Affiliates and Representatives have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and Representatives in any oral disclosure with respect to such financing activities.

(d) Without limiting the other provisions of this Section 5.09, the Company shall deliver to Parent a certificate executed by the Chief Financial Officer of the Company setting forth Consolidated EBITDA (as defined in Annex II) for (i) the three and twelve month period ending June 30, 2008, together with supporting calculations in reasonable detail, by the earlier of August 15, 2008 and five calendar days following the date the Company files its Form 10-Q for the quarter ending June 30, 2008 with the SEC, (ii) if the Closing Date shall not have occurred on or prior to August 31, 2008, but occurs on or prior to September 30, 2008, the twelve month period ending July 31, 2008, together with supporting calculations in reasonable detail, by the later of August 31, 2008 and two Business Days prior to the Closing Date, (iii) if the Closing Date shall not have occurred on or prior to September 30, 2008, but occurs on or prior to October 14, 2008, the twelve month period ending August 31, 2008, together with supporting calculations in reasonable detail, by the later of September 30, 2008 and two Business Days prior to the Closing Date and (iv) if the Closing Date shall not have occurred on or prior to October 14, 2008, the three and twelve month period ending September 30, 2008, together with supporting calculations in reasonable detail, by October 14, 2008.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Antitrust.  (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any required non-U.S. antitrust or competition law filings shall have been made and, if applicable, approvals shall been obtained.

(c) No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 6.02  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.01(a), 3.01(b), 3.01(c) and 3.01(g)(ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect”, “Material Adverse Change” and words of similar import set forth therein) as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. Each of the representations and warranties of the Company set forth in Sections 3.01(a), 3.01(b) and 3.01(c) shall be true and correct in all material respects as of the Closing Date as though each had been made at and as of the Closing Date (other than those of such representations and warranties that expressly relate to a particular date or period, in which case such particular representations shall have been true and correct in all respects as of such date or period). The representations and warranties of the Company set forth in Section 3.01(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date other than those obligations for which Parent has provided a written waiver thereof. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(c) Appraisal Rights.  The aggregate number of shares of Company Common Stock at the effective time of the Merger, the holders of which have demanded purchase of their shares of Company Common Stock in accordance with the provisions of Section 262 of the DGCL, shall not equal 10% or more of the shares of Company Common Stock outstanding as of the record date for the Company Stockholders Meeting.

(d) Consolidated EBITDA.  Consolidated EBITDA for the most recent twelve month period for which a certificate is required to be delivered pursuant to Section 5.09(d) shall not be less than $40,000,000.

Section 6.03  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect”, “Parent Material Adverse Change” and words of similar import set forth therein) as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Sub by an officer of Parent to such effect dated as of the Closing Date.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date other than those obligations for which the Company has provided a written waiver thereof. The Company shall have received a certificate signed on behalf of Parent and Sub by the Chief Executive Officer and Chief Financial Officer of Parent to such effect dated as of the Closing Date.

Section 6.04  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before November 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 5.03 to prevent, oppose and remove such injunction;

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.02 and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) in respect of any inaccuracy or breach of any representation or warranty of the Company to the extent that Parent has Knowledge on the date of this Agreement that such representation or warranty is inaccurate as of the date of this Agreement, or if Parent or Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.03 not to be satisfied;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.03 and (ii) is uncured or incapable of being cured by Parent prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from the Company or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.02 not to be satisfied;

(e) prior to obtaining the Stockholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 4.02(f); or

(f) by Parent, in the event that (i) the Board of Directors shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation) or (ii) the Company has failed to comply in any material respect with Section 4.02 (including, without limitation, the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 4.02) or (iii) the Board of Directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes a Takeover Proposal, including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within 10 Business Days after commencement.

Section 7.02  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their directors, officers or stockholders, under this Agreement, except that the Guarantee (only to the extent reflected therein) and the provisions of Section 5.05, this Section 7.02 and Article VIII shall survive such termination; provided, however, that, without limiting the right to receive any payment pursuant to Section 5.05, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Parent and Sub (inclusive of the Parent Termination Fee) shall be limited to $12,500,000, and in no event shall the Company seek to recover any money damages in excess of such amount from Parent or Sub or any of their respective Representatives or Affiliates; and provided, further, that nothing herein shall relieve the Company from liability for willful and material breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case Parent and/or Sub shall be entitled to all rights and remedies available at Law or in equity; provided, further, however, that without limiting the rights of Parent and Sub under Section 8.10 or the right to receive any payment pursuant to Section 5.05, Parent and Sub agree that, to the extent they have incurred losses or damages in connection with this Agreement, the maximum aggregate liability of the Company (inclusive of the Company Termination Fee and the reimbursement of Parent Expenses) shall be limited to $10,000,000, and in no event shall Parent or Sub seek to recover any money damages in excess of such amount from the Company or any of its respective Representatives or Affiliates.

Section 7.03  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.05  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its respective Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

c/o Quadrangle Group LLC
375 Park Avenue
New York, NY 10152
Facsimile: (212) 418-1701
Attention: Andrew S. Frey

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attention: Joseph H. Kaufman

if to the Company, to:

Greenfield Online, Inc.
21 River Road
Wilton, CT 06897
Facsimile: (203) 846-5802
Attention: CEO
with a copy to: General Counsel (Facsimile: (203) 286-1306)

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104-1158
Facsimile: (206) 623-7022
Attention: Gary J. Kocher

Section 8.03  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a person by virtue of ownership of voting securities, by contract or otherwise;

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed;

(c) “Guarantor” means Quadrangle Capital Partners II LP;

(d) “Knowledge” (i) of the Company means, with respect to any matter in question, the actual knowledge (after making reasonable inquiry) of the individuals listed on Section 8.03(d)(i) of the Company Disclosure Schedule, and (ii) of Parent means, with respect to any matter in question, the actual knowledge (after making reasonable inquiry) of the individuals listed on Section 8.03(d)(ii) of the Company Disclosure Schedule;

(e) “Material Adverse Change” or “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) that prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby or actions by Parent, Sub or the Company required to be taken pursuant to this Agreement, (ii) changes in general economic or political conditions or the financial, credit or securities markets (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business (so long as the Company or its Subsidiaries are not disproportionately affected thereby); or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its Subsidiaries are not disproportionately affected thereby);

(f) “Parent Material Adverse Change” or “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate, prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the consummation of the Merger or the other transactions contemplated by this Agreement (other than the inability of the Parent to obtain the Financing);

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(h) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 8.04  Interpretation.  When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06  Counterparts.  This Agreement may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 8.07  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules) and the Confidentiality Agreement, the Guarantee and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for (A) following the Effective Time, (i) the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 2.01(c) and (ii) the right of holders of Company Stock Options to receive the Option Settlement Amount in accordance with Section 2.03(a) and (B) the provisions of Sections 5.04 and 5.05 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.09  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void; provided, however, that Parent and Sub may assign any of its rights, interest and obligations under this Agreement to Parent or any of its Affiliates without the consent of the other parties to this Agreement, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10  Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.01 Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the U.S. Federal District Court has exclusive jurisdiction over a particular matter, any federal court within the District of Delaware). The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 5.05(d). Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.10 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.02 of this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.11  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.12  No Recourse.  Subject to Section 8.07, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, or against the Guarantor under and to the extent set forth in the Guarantee, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantor (to the extent set forth in the Guarantee)) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.13  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

QGF ACQUISITION COMPANY INC.

By:	/s/ Steven Rattner
Name:     Steven Rattner

Title:	Vice President

QGF MERGER SUB INC.

By:	/s/ Steven Rattner
Name:     Steven Rattner

Title:	Vice President

GREENFIELD ONLINE, INC.

By:	/s/ Albert Angrisani
Name:     Albert Angrisani

Title:	President & CEO

ANNEX I
TO THE MERGER AGREEMENT

INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	35
Affiliate	56
Affiliate Transaction	26
Aggregate Option Settlement Amount	7
Agreement	1
Antitrust Division	41
Antitrust Filings	41
Benefit Plans	20
Book-Entry Shares	4
Business Day	56
Cancelled Shares	3
Capitalization Date	10
CEO Option	7
Certificate of Merger	2
Certificates	4
Change in Recommendation	37
Closing	1
Closing Date	2
Code	6
Company	1
Company Board Recommendation	11
Company Bylaws	9
Company Certificate	9
Company Common Stock	1
Company Disclosure Schedule	8
Company Employees	47
Company Material Contract	18
Company Preferred Stock	10
Company SEC Documents	12
Company Stock Option	7
Company Stock Plans	7
Company Stock-Based Awards	10
Company Termination Fee	45
Confidentiality Agreement	40
Contract	11
Debt Commitment Letters	28
Debt Financing	28
Deutsche Bank	26
Deutsche Bank Fairness Opinion	26
DGCL	1

Page

Dissenting Share	6
Dissenting Stockholder	6
Effective Time	2
Employees	20
Environmental Laws	19
Equity Commitment Letter	28
Equity Financing	28
ERISA	20
ERISA Affiliates	21
ESPP	7
Exchange Act	12
Exchange Fund	4
Excluded Party	36
Expenses	45
Filed Company SEC Documents	8
Financing	28
Financing Agreements	48
Financing Commitments	28
FTC	41
GAAP	13
Governmental Entity	12
Guarantee	1
Guarantor	56
Hazardous Materials	19
HSR Act	12
HSR Filing	41
Incentive Plan	10
Intellectual Property Rights	15
IRS	20
Key Persons	33
Knowledge	56
Law	12
Leased Real Property	25
Leases	25
Legal Provisions	19
Liens	9
Material Adverse Change	56
Material Adverse Effect	56
Material Contract	18
Merger	1
Merger Consideration	1
Most Recent Balance Sheet	13
MOU	16
New Financing Commitments	48

Page

New Plans	47
No-Shop Period Start Time	34
Notice Period	38
Offering Materials	50
Option Plan	10
Option Settlement Amount	7
Order	12
Outside Date	52
Parent	1
Parent Material Adverse Change	57
Parent Material Adverse Effect	57
Parent Termination Fee	45
Paying Agent	4
Permits	19
Person	57
Proxy Statement	12
Release	20
Remaining Shares	4
Representative	27
SEC	12
Securities Act	13
SFAS 87	21
Solvent	29
SOX	13
Stockholder Approval	25
Stockholders’ Meeting	39
Sub	1
Subsidiary	57
Superior Proposal	35
Surviving Corporation	1
Takeover Proposal	35
tax	24
tax return	25
taxing authority	25

ANNEX II
TO THE MERGER AGREEMENT

CONSOLIDATED EBITDA

Consolidated EBITDA of the Company and its Subsidiaries, for any applicable period, shall mean the consolidated net income of the Company and its Subsidiaries determined in accordance with GAAP for such period and all calculations shall be conducted in accordance with the Company’s accounting policies and procedures as disclosed in its Quarterly Report on Form 10Q filed with the SEC on May 9, 2008, subject to the following adjustments:

1. Increased with respect to the following (without duplication), in each case to the extent deducted (and not added back) in calculating consolidated net income of the Company and its Subsidiaries for such period:

a. An amount equivalent to $3,200,000 per annum;

b. Start-up costs related to Ciao USA, litigation and settlement expenses in connection with the case entitled Plumbers and Pipefitters Local Union No. 630 Pension Annuity Trust Fund, Individually and On Behalf of All Others Similarly Situated vs. Greenfield Online Inc., Dean A. Wiltse, and Robert E. Bies commenced with the United States District Court for the District of Connecticut (New Haven) and identified as case number 3:07-cv-01118-VL (which shall include, but shall not be limited to expenses related to the Audit Committee investigation and the development and implementation of the Company’s Remediation Plan related thereto), and non-cash losses in respect of marketable securities, in each case in the amounts certified by the Chief Financial Officer of the Company;

c. Tax expense based on net income or profits, as well as franchise or similar taxes, including but not limited to foreign withholding taxes, in each case of the Company and its Subsidiaries for such period;

d. Consolidated interest expense (defined as taking into account non-cash gains and losses resulting in such period for hedging obligations and the application of Statement of Financial Accounting Standards #133) of the Company and its Subsidiaries for such period, to the extent decreasing consolidated net income of the Company and its Subsidiaries for such period;

e. Consolidated depreciation and amortization expense of the Company and its Subsidiaries for such period;

f. Expenses of the Company and its Subsidiaries incurred during such period in connection with the Merger, the Merger Agreement and ancillary documents and the Financing Agreements;

g. Any non-cash write-offs, write-downs or other noncash charges for such period reducing consolidated net income of the Company and its Subsidiaries, including accounting adjustments related to the transactions contemplated by the Merger Agreement, including but not limited to the write-off of deferred revenues, but excluding charges that represent accruals or reserves for cash expenditures for future periods;

h. Any non-cash charges incurred by the Company and its Subsidiaries for such period pursuant to any management equity plan or stock option plan;

i. Unusual or non-recurring losses, expenses or charges, restructuring charges, business optimization expenses, and severance or reserves incurred by the Company and its Subsidiaries for such period, as certified by the Chief Financial Officer of the Company;

j. Expenses incurred by the Company and its Subsidiaries for such period with respect to liability events, casualty events or business interruption, to the extent covered by insurance and actually reimbursed to the Company and its Subsidiaries;

k. Any costs or expense related to the defense or settlement of any litigation with respect to the Merger that are incurred by the Company and its Subsidiaries for such period, in an aggregate amount not to exceed $1,000,000, as certified by the Chief Financial Officer of the Company;

II-1

l. Non-cash extraordinary or non-cash non-recurring losses, including, without limitation non-cash non-recurring losses from dispositions outside of the ordinary course of business of the Company and its Subsidiaries during such period;

m. Any net non-cash loss of the Company and its Subsidiaries resulting from foreign exchange hedging and translation transactions; and

n. Expenses of the Company and its Subsidiaries in connection with the restructuring of Ciao GmbH and Ciao Surveys GmbH to become first tier subsidiaries of the German borrower under the Financing Agreements.

2. Decreased with respect to the following (without duplication), in each case to the extent included (and not deducted) in calculating consolidated net income of the Company and its Subsidiaries for such period:

a. The sum of (i) non-cash extraordinary or non-cash non-recurring income or gains of the Company and its Subsidiaries for such period, including, without limitation, non-recurring non-cash gains from dispositions outside of the ordinary course of business, but excluding non-cash gains and losses that represent a reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to consolidated net income in calculating EBITDA) plus (ii) any cash extraordinary or cash non-recurring income or gains of the Company and its Subsidiaries for such period, including, without limitation, non-recurring cash gains from dispositions outside of the ordinary course of business, to the extent that such amount exceeds the amount of cash extraordinary or cash non-recurring losses of the Company and its Subsidiaries for such period, including, without limitation cash non-recurring losses from dispositions outside of the ordinary course of business of the Company and its Subsidiaries for such period;

b. Consolidated interest income (defined as taking into account non-cash gains resulting in such period from hedging obligations and the application of Statement of Financial Accounting Standards #133) of the Company and its Subsidiaries for such period, to the extent increasing consolidated net income of the Company and its Subsidiaries for such period;

c. Any net non-cash gain of the Company and its Subsidiaries resulting from foreign exchange hedging and translation transactions;

d. Any tax refunds, net operating losses or other net tax benefits of the Company and its Subsidiaries received during such period on account of any such prior period, provided that these adjustments increased consolidated net income for such period; and

e. Any non-cash gain in respect of marketable securities as certified by the Chief Financial Officer of the Company.

II-2

ANNEX B

Deutsche Bank Securities Inc.
Global Corporate Finance
101 California Street, 48th Floor
San Francisco, CA 94111

Tel 415 617 2800

June 15, 2008

Board of Directors
Greenfield Online, Inc.
21 River Road
Wilton, CT 06897

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Greenfield Online, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated June 15, 2008 (the “Merger Agreement”), among the Company, QGF Acquisition Company Inc. (the “Acquiror”), and QGF Merger Sub Inc., a subsidiary of the Acquirer (the “Acquiror Sub”), which provides, among other things, for the merger of the Acquiror Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of the Acquiror (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”) (other than dissenting shares, shares owned directly or indirectly by the Acquiror or the Acquiror Sub, shares held in treasury by the Company and shares held by any direct or indirect wholly owned subsidiary of the Company) will be converted into the right to receive $15.50 in cash, without interest (the “Merger Consideration”).

You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has, to the extent publicly available, (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or the Acquiror or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Merger Consideration to the holders of the Company Common Stock, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of the Company Common Stock.

We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies. The Merger Agreement contemplates solicitation of, and the Company has requested us to solicit, third party interest in the possible acquisition of the Company subsequent to the date hereof. Any such solicitation would be subject to the limitations set forth in the Merger Agreement.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking and other financial services to the Acquiror or its affiliates for which it has received compensation. DB Group may also provide investment and commercial banking services to the Acquiror and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX C

Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2008, by and among QGF Acquisition Company Inc., QGF Merger Sub Inc. and Greenfield Online, Inc., as it may be amended from time to time (the “Agreement and Plan of Merger”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.	Proposal to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

					3.	In their discretion the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

									WILL
							If you plan to attend the Special Meeting, please mark the WILL ATTEND box.		ATTEND ☐

Signature                                          Signature                                           Dated                                         , 2008
Note: Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

< FOLD AND DETACH HERE <
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/ad		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Greenfield ONLINE, INC.
21 RIVER ROAD, WILTON, CONNECTICUT 06897
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF SHAREHOLDERS [     •     ], 2008
     The undersigned hereby appoints Albert Angrisani and Robert E. Bies, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of Greenfield Online, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held on [     •     ], 2008, at [     •     ] commencing at [     •     am] (EST) and at any adjournment thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [     •     ], 2008, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.
This proxy is being solicited by the Board of Directors of Greenfield Online, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.
CONTINUED, AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (mark the corresponding box on the reverse side)

< FOLD AND DETACH HERE <